 Exhibit 99.1
Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.
Subject to Completion, dated June 14, 2019
INFORMATION STATEMENT
AquaMed Technologies, Inc.
This information statement is being furnished in connection with the planned distribution by Adynxx, Inc. (“Adynxx”), on a pro rata basis to the holders of its common stock of all of the outstanding shares of its wholly-owned subsidiary AquaMed Technologies, Inc. (“AquaMed” or “we,” “our” and “us”). We refer to the distribution as the “Distribution.”
Each share of Adynxx common stock outstanding as of 5:00 p.m., New York City time, on the record date for the Distribution, which we refer to as the “Record Date,” will entitle its holder to receive its pro rata portion of the AquaMed common stock. The distribution of shares will be made to a third-party distribution agent in book-entry form for the benefit of the holders of Adynxx common stock.
If you are a record holder of Adynxx common stock as of the close of business on April 22, 2019 which is the record date for the Distribution, you will be entitled to receive one share of our common stock for every one share of Adynxx common stock you hold on that date. Adynxx will distribute the shares of AquaMed common stock in book-entry form, which means that we will not issue physical stock certificates. As discussed under “The Transactions — When and How You Will Receive AquaMed Shares,” if you sell your Adynxx common stock in the “regular-way” market after the record date and before the Distribution, you also will be selling your right to receive shares of AquaMed common stock in connection with the Distribution.
The Distribution will be effective as soon as practicable after the satisfaction of the Distribution Condition, and in any case, no later than June 21, 2019. Immediately after the Distribution, AquaMed will be an independent company.
Adynxx’s stockholders are not required to vote on or take any other action in connection with the spin-off. We are not asking you for a proxy, and request that you do not send us a proxy. Adynxx stockholders will not be required to pay or otherwise provide any consideration for the shares of AquaMed common stock they receive in the spin-off, and they will not be required to surrender or exchange their shares of Adynxx common stock or take any other action in connection with the spin-off.
Adynxx currently owns all of the outstanding shares of AquaMed common stock. Accordingly, no trading market for AquaMed common stock currently exists and we do not expect a market to develop. We do not intend to apply for listing of our common stock on any national securities exchange or other nationally recognized trading system following the spin-off. Without an active trading market, the liquidity of our common stock will be limited.
In reviewing this information statement, you should carefully consider the matters described in the section titled “Risk Factors” beginning on page 17 of this information statement for a discussion of certain factors that should be considered by recipients of AquaMed common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this information statement is truthful or complete. Any representation to the contrary is a criminal offense.
This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.
The date of this information statement is            , 2019.

i

INDUSTRY AND MARKET DATA
Unless otherwise indicated, information contained in this information statement concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. We did not commission any third-party data for use in connection with this information statement. Such data involve uncertainties and risk and are subject to change due to a variety of factors, including those described under “Risk Factors.”

INTRODUCTION
On November 28, 2018, Adynxx, Inc. (“Adynxx”) announced plans to separate its custom hydrogel and contract manufacturing business from Adynxx by distributing all of the shares of AquaMed common stock on a pro rata basis to the record holders of Adynxx common stock (the “Distribution”). Prior to the Distribution, Adynxx is undertaking a series of internal transactions, following which AquaMed will own all of the assets and liabilities of the custom hydrogel and contract manufacturing business. We refer to this series of internal transactions as the “Internal Reorganization,” which is described in more detail under “The Asset Contribution and Separation Agreement and Ancillary Agreements.” We refer to the Internal Reorganization and the Distribution collectively as the “Spin-Off.”
In this information statement, unless otherwise noted or the context otherwise requires:
•
“Adynxx” refers to Adynxx, Inc. and its consolidated subsidiaries other than, for all periods following the Spin-Off, AquaMed and its consolidated subsidiaries;

•
“AquaMed”, “we”, “our” and “us” refers to AquaMed Technologies, Inc. and its consolidated subsidiaries;

SUMMARY
This summary highlights certain significant aspects of our business and is a summary of information contained elsewhere in this information statement. This summary is not complete and you should carefully read this entire information statement, including the information presented under the sections titled “Risk Factors,” “Cautionary Statement Concerning Forward-Looking Statements,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and the related notes thereto included elsewhere in this information statement. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from results contemplated in the forward-looking statements as a result of various factors such as those set forth in the sections titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” When making an investment decision, you should also read the discussion under “Basis of Presentation,” and “Introduction” for the definition of some of the terms used in this information statement and other matters described in this information statement.
Overview
After completing the Spin-Off, we will be an independent, publicly traded company dedicated to manufacturing high water content, electron beam cross-linked, aqueous polymer hydrogels, or gels, used for wound care, medical diagnostics, transdermal drug delivery and cosmetics.
The Transactions
Overview
On November 28, 2018, Adynxx announced plans for the complete legal and structural separation of its custom hydrogel and contract manufacturing business.
To effectuate the separation, Adynxx is undertaking the Internal Reorganization described under “The Asset Contribution and Separation Agreement and Ancillary Agreements.” After giving effect to the Internal Reorganization, we will hold all of the assets and liabilities related to the custom hydrogel and contract manufacturing business.
Following the Internal Reorganization, Adynxx will distribute all of its equity interest in us, consisting of all of the outstanding shares of our common stock, to the record holders of Adynxx common stock on a pro rata basis.
Transaction Rationale
The board of directors of Adynxx considered the following potential benefits in deciding to pursue the Spin-Off:
•
Stockholder Value.   On May 3, 2019, Alliqua BioMedical, Inc. (“Alliqua”) completed its merger with Adynxx, pursuant to which Embark Merger Sub, Inc. (“Embark”), a wholly-owned subsidiary of Alliqua, merged with and into Adynxx, with Adynxx continuing as the surviving corporation, with the former Adynxx stockholders owning approximately 86% of Alliqua’s outstanding equity after the transaction (the “Adynxx Merger”). In connection with the consummation of the Adynxx Merger, Alliqua changed its name to Adynxx, Inc. on May 3, 2019. Unless otherwise indicated or the context otherwise requires, all references herein to Adynxx shall be deemed to refer to Alliqua as renamed. AquaMed’s custom hydrogels contract manufacturing business is not synergistic with the combined operations of Alliqua and Adynxx. We believe the Spin-Off will provide greater value to Adynxx stockholders than if the AquaMed business remained a part of Adynxx.

•
Strategic Focus and Flexibility.   Following the Spin-Off, we will be better able to dedicate financial and human capital resources to pursue appropriate growth opportunities and execute strategic plans best suited to our business than if we remained a part of Adynxx.

•
Management Incentives.   The Spin-Off will enable AquaMed to create incentives for its management and employees that are more closely tied to its business performance and stockholder expectations. AquaMed’s equity-based compensation arrangements will more closely align the interests of AquaMed’s management and employees with the interests of its stockholders and should increase AquaMed’s ability to attract and retain personnel.

•
Capital Structure and Stockholder Flexibility.   The segments in which Adynxx and AquaMed expect to operate have historically had different growth profiles and cash flow dynamics. The Spin-Off will allow Adynxx and AquaMed to separately manage their capital strategies and cost structures and will allow investors to make independent investment decisions with respect to Adynxx and AquaMed, including the ability for AquaMed to achieve alignment with a more natural stockholder base. Investment in one or the other company may appeal to investors with different goals, strategies, interests and concerns.

The board of directors of Adynxx also considered and balanced against the potential benefits of the Spin-Off a number of potentially adverse factors concerning the Spin-Off, including the following:
•
the risk that there is no assurance that all conditions to the parties’ obligations to complete the Spin-Off will be satisfied or waived, and as a result, it is possible that the Spin-Off could be delayed or might not be completed;

•
the risks and costs to us if the Transactions do not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships; and

•
the risk of disruption to our business and customer reaction as a result of the public announcement of the Spin-Off.

The foregoing discussion of the factors considered by the board of directors of Adynxx is not intended to be exhaustive, but does set forth the principal factors considered by the board of directors. The board of directors collectively reached the conclusion to approve the Spin-Off in light of the various factors described above, as well as other factors that the board of directors of Adynxx felt were appropriate. In view of the wide variety of factors considered by the board of directors of Adynxx in connection with its evaluation of the Spin-Off and the complexity of these matters, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the board of directors of Adynxx made its recommendation based on the totality of the information presented to, and the investigation conducted by, the board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.
Our Business
We were incorporated in Delaware on January 13, 2009. We manufacture high water content, electron beam cross-linked, aqueous polymer hydrogels, or gels, used for wound care, medical diagnostics, transdermal drug delivery and cosmetics. We specialize in custom gels by capitalizing on proprietary manufacturing technologies. We have historically served as a contract manufacturer, supplying our gels to third parties who incorporate them into their own products. Our products are manufactured using proprietary and non-proprietary mixing, coating and cross-linking technologies. Together, these technologies enable us to produce gels that can satisfy rigid tolerance specifications with respect to a wide range of physical characteristics (e.g., thickness, water content, adherence, absorption, moisture vapor transmission rate (a measure of the passage of water vapor through a substance) and release rate) while maintaining product integrity. Additionally, we have the manufacturing ability to offer broad choices in the selection of liners onto which the gels are coated. Consequently, our customers are able to determine tolerances in moisture vapor transmission rate and active ingredient release rates while personalizing color and texture.

Our principal executive offices are located at 2150 Cabot Boulevard West, Suite B, Langhorne, PA 19047. Our telephone number is (215)-702-8550. Following the Spin-Off, our website address will be www.alliqua.com. Information contained on, or connected to, our website or Adynxx’s website does not and will not constitute part of this information statement or the registration statement on Form 10 of which this information statement is a part.
Emerging Growth Company Status of AquaMed
Following the Spin-off, we will be an “emerging growth company” as defined in Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we will be eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including, compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. We have not made a decision whether to take advantage of any or all of these exemptions. If we do take advantage of some or all of these exemptions, some investors may find our common stock less attractive. The result may be a less active trading market for our common stock and its stock price may be more volatile.
In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards, meaning that we, as an emerging growth company, can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period; however, it is our present intention to adopt any applicable accounting standards timely. If at some time we delay adoption of a new or revised accounting standard, our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards. Section 107 of the JOBS Act provides that our decision not to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
We may remain an emerging growth company until the earliest of  (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (b) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (c) the date we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter, and (d) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.
Questions and Answers about the Transactions
The following provides only a summary of the terms of the Spin-Off and the transactions contemplated thereby. You should read the sections titled “The Transactions” and “The Asset Contribution and Separation Agreement and Ancillary Agreements” below in this information statement for a more detailed description of the matters described below.
Q:
What is the Spin-Off?

A:
The Spin-Off is the method by which we will separate from Adynxx. As part of the Spin-Off, Adynxx will undertake the Internal Reorganization so that we hold all assets and liabilities of its custom hydrogel and contract manufacturing business. Thereafter, in the Distribution, Adynxx will distribute to its stockholders all the outstanding shares of our common stock. Following the Spin-Off, we will be an independent, publicly-traded company, and Adynxx will not retain any ownership interest in us.

Q:
What is the Adynxx Merger?

A:
On May 3, 2019, Alliqua completed the Adynxx Merger, pursuant to which Embark, a wholly owned subsidiary of Alliqua, merged with and into Adynxx, with Adynxx surviving as a wholly owned subsidiary of Alliqua. As a result of the Adynxx Merger, Adynxx equityholders now own approximately 86% of the combined company and Alliqua equityholders now own approximately 14% of the combined company. In connection with the consummation of the Adynxx Merger, Alliqua changed its name to Adynxx, Inc. on May 3, 2019. Unless otherwise indicated or the context otherwise requires, all references herein to Adynxx shall be deemed to refer to Alliqua as renamed.
Q:
Will the number of Adynxx shares I own change as a result of the Spin-Off?

A:
No, the number of shares of Adynxx common stock you own will not change as a result of the Spin-Off.

Q:
What are the reasons for the Spin-Off?

A:
The board of directors of Adynxx considered the following potential benefits in deciding to pursue the Spin-Off:

•
Stockholder Value.    On May 3, 2019, Adynxx completed the Adynxx Merger. AquaMed’s custom hydrogels contract manufacturing business is not synergistic with the combined operations of Adynxx. We believe the Spin-Off will provide greater value to Adynxx stockholders than if the AquaMed business remained a part of Adynxx.

•
Strategic Focus and Flexibility.   Following the Spin-Off, we will be better able to dedicate financial and human capital resources to pursue appropriate growth opportunities and execute strategic plans best suited to our business than if it remained a part of Adynxx.

•
Management Incentives.   The Spin-Off will enable AquaMed to create incentives for its management and employees that are more closely tied to its business performance and stockholder expectations. AquaMed’s equity-based compensation arrangements will more closely align the interests of AquaMed’s management and employees with the interests of its stockholders and should increase AquaMed’s ability to attract and retain personnel.

•
Capital Structure and Stockholder Flexibility.   The segments in which Adynxx and AquaMed expect to operate have historically had different growth profiles and cash flow dynamics. The Spin-Off will allow Adynxx and AquaMed to separately manage their capital strategies and cost structures and will allow investors to make independent investment decisions with respect to Adynxx and AquaMed, including the ability for AquaMed to achieve alignment with a more natural stockholder base. Investment in one or the other company may appeal to investors with different goals, strategies, interests and concerns.

The board of directors of Adynxx also considered and balanced against the potential benefits of the Spin-Off a number of potentially adverse factors concerning the Spin-Off, including the following:
•
the risk that there is no assurance that all conditions to the parties’ obligations to complete the Spin-Off will be satisfied or waived, and as a result, it is possible that the Spin-Off could be delayed or might not be completed;

•
the risks and costs to us if the Transactions do not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships; and

•
the risk of disruption to our business and customer reaction as a result of the public announcement of the Spin-Off.

Q:
Why is the separation of AquaMed structured as a Spin-Off?

A:
Adynxx believes that a distribution of our shares is the most efficient way to separate our business from Adynxx in a manner that will achieve the benefits described above.

Q:
What will I receive in the Distribution?

A:
As a holder of Adynxx common stock, you will receive a dividend of one share of our common stock for every one share of Adynxx common stock you hold on the Record Date (as defined below). The distribution agent will distribute only whole shares of our common stock in the Distribution. No fractional shares of our common stock will be issued pursuant to the dividend. Instead, any fractional shares of AquaMed common stock otherwise issuable to you will be sold on your behalf, and you will receive a cash payment with respect to that fractional share. Your proportionate interest in Adynxx will not change as a result of the Distribution. For a more detailed description, see “The Transactions.”

Q:
How will fractional shares be treated in the Spin-Off?

A:
Any fractional shares of AquaMed common stock otherwise issuable to you will be sold on your behalf, and you will receive a cash payment with respect to that fractional share. The distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of Adynxx stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). For an explanation of how the cash payments for fractional shares will be determined, see “The Transactions — Treatment of Fractional Shares.”

Q:
What is being distributed in the Distribution?

A:
Adynxx will distribute 5,005,211 shares of our common stock in the Distribution. The shares of our common stock that Adynxx distributes will constitute all of the issued and outstanding shares of our common stock immediately prior to the Distribution. For more information on the shares being distributed in the Spin-Off, see “Description of Our Capital Stock — Common Stock.”

Q:
What is the record date for the Distribution?

A:
Adynxx will determine record ownership as of the close of business on April 22, 2019 which we refer to as the “Record Date,” in order to determine the stockholders entitled to receive shares of AquaMed common stock in the Distribution.

Q:
When will the Distribution occur?

A:
The Distribution will be effective as soon as practicable, and in any case, no later than June 21, 2019. We refer to the date of the Distribution as the “Distribution Date.” On or shortly after the Distribution Date, shares of our common stock will be credited in book-entry accounts for Adynxx stockholders entitled to receive the shares in the Distribution. See “How will Adynxx distribute shares of our common stock?” for more information on how to access your book-entry account or your bank, brokerage or other account holding the AquaMed common stock you receive in the Distribution on and following the Distribution Date.

Q:
What do I have to do to participate in the Distribution?

A:
You are not required to take any action, but we urge you to read this information statement carefully. Holders of Adynxx common stock will not need to pay any cash or provide any other consideration, including any shares of Adynxx common stock, in order to receive shares of our common stock in the Distribution. In addition, no stockholder approval of the Distribution is required. We are not asking you for a vote and request that you do not send us a proxy. The Distribution will not result in any changes in Adynxx stockholders’ ownership of Adynxx common stock. No vote of Adynxx stockholders is required or sought in connection with the Distribution.

Q:
If I sell my shares of Adynxx common stock on or before the Distribution Date, will I still be entitled to receive shares of AquaMed common stock in the Distribution?

A:
If you hold shares of Adynxx common stock on the Record Date and sell them on or before the Distribution Date in the “regular-way” market, you also will be selling your right to receive shares of AquaMed common stock in connection with the Distribution. If you wish to sell your Adynxx common stock with or without your entitlement to our common stock, you should discuss these alternatives with your bank, broker or other nominee. See “The Transactions — When and How You Will Receive AquaMed Shares” for more information.

Q:
What is “regular-way” and “ex dividend” trading of Adynxx common stock?

A:
We anticipate that, on or shortly before the Record Date, there will be two markets in Adynxx common stock: (1) a “regular-way” market on which shares of Adynxx common stock will trade with the entitlement for the purchaser of Adynxx common stock to receive shares of our common stock to be distributed in the Distribution, and (2) an “ex dividend” market on which shares of Adynxx common stock will trade without the entitlement for the purchaser of Adynxx common stock to receive shares of our common stock. If you hold shares of Adynxx common stock on the Record Date and then sell those shares before the Distribution Date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of Adynxx common stock with or without your entitlement to AquaMed common stock pursuant to the Distribution.

Q:
How will Adynxx distribute shares of our common stock?

A:
Registered stockholders.   If you own your shares of Adynxx common stock directly through Adynxx’s transfer agent, Action Stock Transfer Corporation, you are a registered stockholder. In this case, the distribution agent will credit the shares of our common stock you receive in the Distribution by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to stockholders, as is the case in the Distribution. You will be able to access information regarding your book-entry account holding the AquaMed shares by calling Continental Stock Transfer & Trust Company, the distribution and transfer agent, at (212) 509-4000.

“Street name” or beneficial stockholders.   If you own your shares of Adynxx common stock through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the shares of our common stock that you receive in the Distribution on or shortly after the Distribution Date. We encourage you to contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”
We will not issue any physical stock certificates to any stockholders, even if requested. See “The Transactions — When and How You Will Receive AquaMed Shares” for a more detailed explanation.
Q:
What are the U.S. federal income tax consequences to me of the Distribution?

A:
The receipt by you of shares of AquaMed common stock in the Spin-Off  (including any fractional shares sold on your behalf) will generally be a taxable dividend to the extent of your ratable share of Adynxx’s current and accumulated earnings and profits, with the excess treated first as a non-taxable return of capital to the extent of your tax basis in shares of Adynxx’s common stock and then as capital gain. STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE SPIN-OFF TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE AND LOCAL TAX LAWS, AS WELL AS FOREIGN TAX LAWS.

Q:
How will I determine the tax basis I will have in the AquaMed shares I receive in the Spin-Off?

A:
Your tax basis in the shares of AquaMed common stock received generally will equal the fair market value of such shares on the distribution date. For a more detailed discussion see “Material U.S. Federal Income Tax Consequences of the Distribution,” included elsewhere in this information statement.

Q:
Does AquaMed intend to pay dividends?

A:
We do not currently anticipate paying any dividends following the Spin-Off. The timing, declaration, amount and payment of any future dividends to our stockholders will fall within the discretion of our Board of Directors and will depend on many factors, including our financial condition, results of operations and capital requirements, legal requirements, regulatory constraints, industry practice and other business considerations that our Board of Directors deems relevant from time to time. In addition, the terms of the agreements governing our debt or debt that we may incur in the future may restrict the payments of dividends. See “Dividend Policy” for more information.

Q:
What will be the indebtedness of AquaMed and its subsidiaries following the completion of the Transactions?

A:
It is not anticipated that AquaMed will have any outstanding indebtedness following the consummation of the Distribution other than trade payables incurred in the ordinary course of business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AquaMed — Liquidity and Capital Resources Following the Transactions” for more information.

Q:
How will AquaMed common stock trade?

A:
Currently, there is no public market for our common stock and we do not expect a market to develop. We do not intend to apply for listing of our common stock on any national securities exchange or other nationally recognized trading system following the Spin-Off. Without an active trading market, the liquidity of our common stock will be limited.

Q:
What will be the relationship between Adynxx and AquaMed following the Distribution?

A:
Following the Distribution, Adynxx will not own any of our shares and we will operate independently of Adynxx. Apart from our Chairman, who will remain a director of Adynxx after the Distribution, we currently do not expect other members of our Board of Directors to be officers or directors of Adynxx. In addition, we do not expect to depend on Adynxx to conduct our business following the Distribution apart from certain limited transitional support services. In order to govern the ongoing relationships between us and Adynxx after the Spin-Off and to facilitate an orderly transition, we and Adynxx entered into an Asset Contribution and Separation Agreement and a Tax Matters Agreement and intend to enter into an Assumption Agreement. These agreements provide for various services and rights following the Spin-Off and require us and Adynxx to indemnify each other against certain liabilities arising from our respective businesses. These agreements, among other things, provide arrangements for employee and pension-related matters, tax matters, intellectual property matters as well as transitional services and non-U.S. agency services. See “Risk Factors — Risks Relating to the Spin-Off,” “The Asset Contribution and Separation Agreement and Ancillary Agreements” and “Certain Relationships and Related Party Transactions — Agreements with Adynxx” for details.

Q:
Will the Spin-Off affect the trading price of my Adynxx common stock?

A:
Yes. We expect the trading price of shares of Adynxx common stock immediately following the Distribution to be lower than the “regular-way” trading price of such shares immediately prior to the Distribution because the trading price will no longer reflect the value of the AquaMed business. Furthermore, until the market has fully analyzed the value of Adynxx without the AquaMed business, the trading price of shares of Adynxx common stock may fluctuate. There can be no assurance that, following the Distribution, the combined trading prices of Adynxx common stock and our common stock will equal or exceed what the trading price of Adynxx common stock would have been in the absence of the Spin-Off.

It is possible that after the Spin-Off, the combined market value of the equity of Adynxx and AquaMed will be less than Adynxx’s equity value before the Spin-Off.
Q:
Do I have appraisal rights in connection with the Spin-Off?

A:
No. Holders of Adynxx’s common stock are not entitled to appraisal rights in connection with the Spin-Off.

Q:
Are there risks associated with owning shares of AquaMed’s common stock?

A:
Yes. Our business faces both general and specific risks and uncertainties relating to the AquaMed business. Our business also faces risks relating to the Spin-Off. Following the Spin-Off, we will also face risks associated with being an independent, publicly-traded company. Accordingly, you should read carefully the information set forth in the section titled “Risk Factors” in this information statement.

Q:
Who is the distribution agent, transfer agent and registrar for AquaMed common stock?

A:
Continental Stock Transfer & Trust Company.

Q:
Where can I get more information?

A:
If you have any questions relating to the mechanics of the Distribution, you should contact Continental Stock Transfer & Trust Company at:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Phone: (212) 509-4000
Before the Spin-Off, if you have any questions relating to the Spin-Off, you should contact Adynxx at:
Investor Relations
Adynxx, Inc.
100 Pine Street
Suite 500
San Francisco, California 94111
Phone: (415) 512-7740
https://adynxx.com
After the Spin-Off, if you have any questions relating to AquaMed, you should contact us at:
Investor Relations
AquaMed Technologies, Inc.
2150 Cabot Boulevard West
Suite B
Langhorne, PA 19047
Phone: 215-702-8550

Summary of the Spin-Off
Distributing Company
Adynxx, Inc., a Delaware corporation that holds all of our common stock issued and outstanding prior to the Distribution. After the Distribution, Adynxx will not own any shares of our common stock.
Distributed Company
AquaMed Technologies, Inc., a Delaware corporation and a wholly owned subsidiary of Adynxx. At the time of the Distribution, we will hold assets and liabilities relating to Adynxx’s custom hydrogels manufacturing business. After the Spin-Off, we will be an independent publicly-traded company.
Distributed Securities
100% of our common stock issued and outstanding immediately prior to the Distribution, or 5,005,211 shares.
Record Date
The Record Date is the close of business on April 22, 2019.
Distribution Date
The Distribution Date will be as soon as practicable, and in any case, no later than June 21, 2019.
Internal Reorganization
In connection with the Spin-Off, Adynxx will undertake the Internal Reorganization so that we hold all of the assets relating to the custom hydrogel and contract manufacturing business. See “The Asset Contribution and Separation Agreement and Ancillary Agreements” for a description of the Internal Reorganization.
Distribution Ratio
Each holder of Adynxx common stock will receive a dividend of one share of our common stock for every one share of Adynxx common stock it holds on the Record Date. The distribution agent will distribute only whole shares of our common stock in the Spin-Off. No fractional shares of our common stock will be issued pursuant to this dividend. Any fractional shares of AquaMed common stock otherwise issuable to you will be sold on your behalf, and you will receive a cash payment with respect to that fractional share. The distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of Adynxx stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). For an explanation of how the cash payments for fractional shares will be determined, see “The Transactions —  Treatment of Fractional Shares.”
Please note that if you sell your shares of Adynxx common stock on or before the Distribution Date in the “regular-way” market, the buyer of those shares may in some circumstances be entitled to receive the shares of our common stock to be distributed in respect of the Adynxx shares that you sold. See “The Transactions — When and How You Will Receive AquaMed Shares” for more detail.

The Distribution
On the Distribution Date, Adynxx will release the shares of our common stock to the distribution agent to distribute to Adynxx stockholders. Adynxx will distribute our shares in book-entry form and thus we will not issue any physical stock certificates. We expect that it will take the distribution agent up to two weeks to electronically issue shares of our common stock to you or your bank or brokerage firm on your behalf by way of direct registration in book-entry form. The ability to trade our shares will not be affected during that time. You will not be required to make any payment, surrender or exchange your shares of Adynxx common stock or take any other action to receive your shares of our common stock, however, you generally will be treated as if you received a taxable distribution in an amount equal to the fair market value of AquaMed common stock received (including any fractional share deemed to be received by and sold on your behalf). See “Material U.S. Federal Income Tax Consequences of the Distribution” for more information.
We urge you to consult your tax advisor as to the specific tax consequences of the Distribution to you, including the effect of any U.S. federal, state, local or foreign tax laws and of changes in applicable tax laws.
Conditions to the Spin-Off
The Spin-Off is subject to the satisfaction, or the waiver of Adynxx’s board of directors, of the following conditions, among other conditions:
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the board of directors of Adynxx shall have approved the Internal Reorganization and the Distribution and shall have declared the Distribution of AquaMed common stock to Adynxx stockholders;

•
the ancillary agreements contemplated by the Asset Contribution and Separation Agreement shall have been executed by each party to those agreements;

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the Securities and Exchange Commission (“SEC”) shall have declared effective our Registration Statement on Form 10, of which this information statement is a part, under the Exchange Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

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our common stock shall have been accepted for listing on the Nasdaq Capital Market, subject to official notice of issuance;

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the Agreement and Plan of Merger, dated November 27, 2018, by and among AquaMed, AQ TOP, LLC and TO Pharmaceuticals LLC (the “Merger Agreement”) shall be in full force and effect;

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we shall have concurrently consummated an equity financing in connection with the Merger Agreement (the “Private Placement”);

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Adynxx shall have received an independent third-party valuation of our common stock to be distributed in the Distribution;

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no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Internal Reorganization shall be in effect;

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Adynxx shall be satisfied the Internal Reorganization and the Distribution will not result in any material tax payable by Adynxx; and

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no proceeding shall be pending or threatened in writing seeking to enjoin, delay, prohibit or restrict the consummation of the Spin-Off.

On June 11, 2019, the Merger Agreement was terminated. As a result, on June 11, 2019, Adynxx agreed to waive all conditions to the consummation of the Spin-Off related to the Merger Agreement, the Private Placement, and the listing of AquaMed’s common stock on the Nasdaq Capital Market.
Regulatory Approvals
We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the SEC’s declaration of the effectiveness of the Registration Statement, which are conditions to the Distribution.
Trading Market and Symbol
We do not intend to apply for listing of our common stock on any national securities exchange or other nationally recognized trading system following the Spin-Off. Without an active trading market, the liquidity of our common stock will be limited.
We anticipate that, beginning on or shortly before the Record Date, there will be two markets in Adynxx common stock: (1) a “regular-way” market on which shares of Adynxx common stock will trade with the entitlement for the purchaser of Adynxx common stock to receive shares of our common stock to be distributed in the Distribution, and (2) an “ex-dividend” market on which shares of Adynxx common stock will trade without the entitlement for the purchaser of Adynxx common stock to receive shares of our common stock. If you hold shares of Adynxx common stock on the Record Date and then decide to sell any shares of Adynxx common stock before the Distribution Date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of Adynxx common stock with or without your entitlement to AquaMed common stock pursuant to the Distribution.

Tax Consequences to Adynxx Stockholders
For U.S. federal income tax purposes, the Distribution by Adynxx of the shares of AquaMed common stock will not be eligible for treatment as a tax-free distribution. Accordingly, each holder of Adynxx common stock who receives shares of AquaMed common stock in the Spin-Off generally will be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of AquaMed common stock received (including any fractional share deemed to be received by and sold on behalf of the stockholder), which will result in: (a) a dividend to the extent of such stockholder’s ratable share of Adynxx’s current and accumulated earnings and profits; then (b) a reduction in such stockholder’s basis in Adynxx’s common stock (but not below zero) to the extent the amount received exceeds the amount referenced in clause (a); and then (c) gain from the sale or exchange of Adynxx common stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (a) and (b). Each stockholder’s basis in his, her or its AquaMed common stock will be equal to the fair market value of such stock at the time of the Spin-Off. A stockholder’s holding period for such shares will begin the day after the Spin-Off date.
We urge you to consult your tax advisor as to the specific tax consequences of the Distribution to you, including the effect of any U.S. federal, state, local or foreign tax laws and of changes in applicable tax laws.
Relationship with Adynxx after the Spin-Off
Following the Distribution, Adynxx will not own any of our shares and we will operate independently of Adynxx. In addition, we do not expect to depend on Adynxx to conduct our business following the Distribution apart from certain limited transitional support services. In order to govern the ongoing relationships between us and Adynxx after the Spin-Off and to facilitate an orderly transition, we and Adynxx have entered into or intend to enter into, as applicable, agreements providing for various services and rights following the Spin-Off and require us and Adynxx to indemnify each other against certain liabilities arising from our respective businesses. These agreements include:
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the Asset Contribution and Separation Agreement that sets forth Adynxx’s and our agreements regarding the principal actions that both parties will take in connection with the Spin-Off, including the assignment by Adynxx to us of the assets relating to our hydrogel business which we do not already own, and aspects of our relationship following the Spin-Off;

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a Tax Matters Agreement that governs the respective rights, responsibilities and obligations of Adynxx and us after the Spin-Off with respect to all tax matters;

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A Bill of Sale and Assignment and Assumption Agreement (the “Assumption Agreement”) whereby we will assume Adynxx’s liabilities related to the hydrogel business.

We describe these arrangements in greater detail under “The Asset Contribution and Separation Agreement and Ancillary Agreements” and “Certain Relationships and Related Party Transactions — Agreements with Adynxx,” and describe some of the risks of these arrangements under “Risk Factors — Risks Relating to the Spin-Off.”
Dividend Policy
We do not anticipate paying cash dividends following the Spin-Off. The timing, declaration, amount and payment of any future dividends to our stockholders will fall within the discretion of our Board of Directors and will depend on many factors, including our financial condition, results of operations and capital requirements, legal requirements, regulatory constraints, industry practice and other business considerations that our Board of Directors deems relevant from time to time. In addition, the terms of agreements governing any debt that we may incur in the future may restrict or limit the payments of dividends. See “Dividend Policy.”
Transfer Agent
Continental Stock Transfer & Trust Company
Risk Factors
We face both general and specific risks and uncertainties relating to the AquaMed business. We also face risks relating to the Spin-Off. Following the Spin-Off, we will also face risks associated with being an independent, publicly-traded company. Accordingly, you should read carefully the information set forth under “Risk Factors.”

SUMMARY HISTORICAL FINANCIAL DATA
The following tables summarize the historical financial and other data of AquaMed for the periods and as of the dates indicated.
This summary historical financial data for the years ended December 31, 2018 and 2017, and as of December 31, 2018 and 2017, were derived from AquaMed’s audited financial statements and notes thereto included elsewhere in this information statement. The summary historical financial data for the three months ended March 31, 2019 and 2018, and as of March 31, 2019, were derived from AquaMed’s unaudited interim financial statements and notes thereto included elsewhere in this information statement. These unaudited interim financial statements were prepared on a basis consistent with our audited financial statements and, in the opinion of AquaMed’s management, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the financial information.
Historical results are not necessarily indicative of future operating results. Because the data in this table is only a summary and does not provide all of the data contained in our financial statements, the information should be read in conjunction with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes thereto included elsewhere in this information statement.
	As of or for the years ended		As of or for the three months ended
	December 31, 2018	December 31, 2017	March 31, 2019	March 31, 2018
(in thousands)	Historical		Historical (Unaudited)
Statement of Operations data:
Revenue	$2,213	$1,992	$129		$540
Loss from operations before tax	(1,888)	(969)	(612)		(369)
Net loss	(1,888)	(953)	(612)		(369)
Balance Sheet Data:
Total assets	$739	$894	$1,688	$
Total current liabilities	407	210	462
Other long-term liabilities	51	59	—
Total liabilities	458	269	1,463
Statements of Cash Flows data:
Cash flows (used in) operating activities	$(1,544)	$(777)	$(556)		$(563)
Cash flows (used in) investing activities	—	(7)	—		—
Cash flows provided by financing activities	1,544	784	556		563
Advances from Parent	1,544	784	556		563

RISK FACTORS
You should carefully consider all of the information in this information statement and each of the risks described below, which we believe are the principal risks that we face. Some of the risks relate to our business and others relate to the Spin-Off. Some risks relate principally to the securities markets and ownership of our common stock.
Any of the following risks could materially and adversely affect our business, financial condition, results of operations and prospects and the actual outcome of matters as to which forward-looking statements are made in this information statement. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment. While we believe we have identified and discussed below the material risks affecting our business, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect our business, financial condition, results of operations and prospects in the future.
Past performance may not be a reliable indicator of future financial performance. Future performance and historical trends may be adversely affected by the following factors, as well as other variables, and should not be relied upon to project future period results.
Risks Relating to Our Business
The report of our independent registered public accounting firm contains an explanatory paragraph as to our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.
Because we have had recurring losses, negative cash flows from operating activities, and no cash on hand, the report of our independent registered public accounting firm, with respect to our financial statements at December 31, 2018, and for the year ended December 31, 2018, contains an explanatory paragraph as to our potential inability to continue as a going concern. This opinion indicates that substantial doubt exists regarding our ability to remain in business. Such an opinion may adversely affect our ability to obtain new financing on reasonable terms or at all.
Our future success depends upon market acceptance of our existing and future products.
We believe that our success will depend in part upon the acceptance of its existing and future products by the medical community, hospitals and physicians and other health care providers, third-party payers, and end-users. Such acceptance may depend upon the extent to which the medical community and end-users perceive our products as safer, more effective or cost-competitive than other similar products. Ultimately, for our products to gain general market acceptance, it may also be necessary for us to develop marketing partners for the distribution of our products. There can be no assurance that our products will achieve significant market acceptance on a timely basis, or at all. Failure of some or all of our future products to achieve significant market acceptance could have a material adverse effect on our business, financial condition, and results of operations.
We are dependent on significant customers.
Our hydrogel manufacturing business is currently our sole source of revenue, and much of this revenue is generated from a limited number of clients, who account for a substantial percentage of our total revenues. For the three-month period ended March 31, 2019, two major customers accounted for approximately 84% of our revenue, with each customer individually accounting for 70%, and 14%, respectively. The loss of any of our significant customers would have a significantly negative effect on our overall operations.
We have no contracts in place with our customers. The absence of such contracts could result in periods during which we must continue to pay costs without revenues.
Our sales are made on a purchase order basis and we do not have contracts with our customers. Accordingly, our customers are not required to purchase a minimum amount of our products, and we therefore could have periods during which we have no or limited orders for our products, which will make it difficult for us to operate as we will have to continue paying our expenses. We cannot provide assurance that we will be able to timely locate new customers, if at all, when our existing customers are not placing orders. The periods in which we have no or limited purchase orders for our products would have a material adverse effect on our business and financial condition.
We operate in a highly competitive industry.
Competition from other hydrogel manufacturers is intense. There can be no assurance that we can develop products that are more effective or achieve greater market acceptance than competitive products, or that our competitors will not succeed in developing or acquiring products and technologies that are more effective than those being developed by us, that would render our products and technologies less competitive or obsolete.
Our competitors enjoy several competitive advantages over us, including some or all of the following:
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large and established distribution networks in the U.S. and/or in international markets;

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greater financial, managerial and other resources for products research and development, sales and marketing efforts and protecting and enforcing intellectual property rights;

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significantly greater name recognition;

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more expansive portfolios of intellectual property rights; and

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greater experience in obtaining and maintaining regulatory approvals and/or clearances from the FDA and other regulatory agencies.

Our competitors’ products will compete directly with our products. In addition, our competitors, as well as new market entrants, may develop or acquire new products that will compete directly or indirectly with our products. The presence of this competition in our market may lead to pricing pressure which would make it more difficult to sell our products at a price that will make us profitable or prevent us from selling our products at all. Our failure to compete effectively would have a material and adverse effect on our business, results of operations and financial condition.
We are subject to governmental regulations.
As a manufacturer of medical products, we are generally subject to regulation by the FDA and the Federal Trade Commission, among other state and federal governmental authorities in the U.S., with respect to the manufacturing, marketing, labeling, record keeping, claims and advertising of our products. Our hydrogel manufacturing facility is also subject to various state regulations.
Failure to comply with applicable regulatory requirements can result in, among other things, suspensions or withdrawals of approvals or clearances, seizures or recalls of products, injunctions against the manufacture, holding, distribution, marketing and sale of a product, civil and criminal sanctions. Furthermore, changes in existing regulations or the adoption of new regulations could prevent us from obtaining, or affect the timing of, future regulatory approvals. Meeting regulatory requirements and evolving government standards may delay marketing of our products for a considerable period of time, impose costly procedures upon our activities and result in a competitive advantage to larger companies that compete against us.
We have limited sales, marketing and distribution capabilities.
We currently have limited sales, marketing and distribution capabilities. We must either develop our own sales, marketing and distribution capabilities, which will be expensive and time consuming, or make arrangements with third parties to perform these services for us. If we enter into third party arrangements, the third parties may not be capable of successfully selling any of our products. If we decide to market any of our products on our own, we will have to commit significant resources to developing a marketing and sales force and supporting distribution capabilities. If we decide to enter into arrangements with third parties for performance of these services, we may find that they are not available on terms acceptable to us, or at all. If we are not able to establish and maintain successful arrangements with third parties or build our own sales and marketing infrastructure, our business and financial condition will be adversely affected.

Our products risk exposure to product liability claims.
We are exposed to potential product liability risks, which are inherent in the testing, manufacturing and marketing of our products. We may incur significant expense investigating and defending any product liability claims, even if they do not result in liability. Moreover, even if no judgments, fines, damages or liabilities are imposed on us, our reputation could suffer, which could have a material adverse effect on our business, financial condition and results of operations.
We are reliant upon two manufacturers for key ingredients of the manufacture of our hydrogels.
The Dow Chemical Company and the BASF Corporation are the principal manufacturers of the two polymers, polyethylene oxide and polyvinylpyrrolidone, respectively, that we primarily use in the manufacture of hydrogels. Although we have not experienced significant production delays attributable to supply changes, we believe that developing alternative sources of supply for the polymers used to make our current hydrogels would be difficult over a short period of time. Because we have no direct control over its third-party suppliers, interruptions or delays in the products and services provided by these third parties may be difficult to remedy in a timely fashion. In addition, if such suppliers are unable or unwilling to deliver the necessary raw materials or products, we may be unable to redesign or adapt our technology to work without such raw materials or products or find alternative suppliers or manufacturers. In such events, we could experience interruptions, delays, increased costs or quality control problems, which would have a material and adverse effect on our business, results of operations and financial condition.
There can be no assurance that our internal controls over financial reporting will be able to detect fraud or other issues.
We will be required under the Sarbanes-Oxley Act of 2002 to include a report of management on our internal controls that contains an assessment by management of the effectiveness of our internal control over financial reporting. Because and so long as we are an emerging growth company, our public accounting firm auditing our financial statements will not be required to report on the effectiveness of internal control over financial reporting, and our stockholders will not have the benefit thereof. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. However, a control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. There can be no assurance that all control issues or fraud will be detected. In connection with the Spin-Off, and as we continue to grow our business, our internal controls continue to become more complex and require more resources.
Our ability to provide customers with competitive services is dependent on our ability to attract and retain qualified personnel, including our senior management team.
Our ability to grow and provide our customers with competitive services is partially dependent on our ability to attract and retain highly motivated people with the skills necessary to serve our customers. Personnel with the requisite skills, qualifications, or security clearance may be in short supply or generally unavailable. The loss of personnel could impair our ability to perform under certain contracts, which could have a material adverse effect on our consolidated financial position, results of operations, prospects and cash flows.
We may need to raise additional capital, and we cannot be sure that additional financing will be available.
Subsequent to the Spin-Off, we will need to fund our ongoing working capital, capital expenditure and operating requirements through cash flows from operations and new sources of capital, including additional financing. Our ability to obtain future financing will depend on, among other things, our financial condition, results of operations and prospects, as well as on the condition of the capital markets or other credit markets at the time we seek financing. Increased volatility and disruptions in the financial markets could make it more difficult and more expensive for us to obtain financing. In addition, the adoption of new statutes and regulations, the implementation of recently enacted laws or new interpretations or the enforcement of older laws and regulations applicable to the financial markets or the financial services industry could result in a reduction in the amount of available credit or an increase in the cost of credit.

Historically, we have relied on Adynxx and its credit facilities and its access to capital for our financing needs but, after the Spin-Off, we will not have access to Adynxx’s financial resources. There can be no assurance that, as a new independent public company, we will have sufficient access to the capital markets on terms that we will we find acceptable.
Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results or financial condition.
GAAP and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business, including but not limited to revenue recognition, business combinations, impairment of goodwill, indefinite-lived intangible assets and long-lived assets, inventory and equity-based compensation, are highly complex and involve many subjective assumptions, estimates and judgments. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments could significantly change our reported or expected financial performance or financial condition.
Our ability to pursue strategic acquisitions and partnerships may impact our ability to compete in the markets we serve.
Besides pursuing organic growth, we may explore potential strategic acquisitions that could allow us to expand our operations. However, we may be unable to identify attractive candidates or complete acquisitions on terms favorable to us. In addition, our ability to successfully integrate the operations we acquire and leverage these operations to generate revenue and earnings growth may significantly impact future revenue and earnings as well as investor returns. Integrating acquired operations is a significant challenge and there is no assurance that we will be able to manage such integrations successfully. Failure to successfully integrate acquired operations may adversely affect our cost structure, thereby reducing our margins and return on investment.
We have also entered into, and expect to seek to enter into, additional strategic partnerships with other industry participants as part of an effort to expand our business. However, we may be unable to identify attractive strategic partnership candidates or complete such partnerships on terms favorable to us. In addition, if we are unable to successfully implement our partnership strategies or our strategic partners do not fulfill their obligations or otherwise do not prove advantageous to our business, our investments in such partnerships and our anticipated business expansion could be adversely affected.
Achieving our growth objectives may prove unsuccessful. We may be unable to identify future attractive acquisitions and strategic partnerships, which may adversely affect our growth. In addition, our ability to consummate or integrate acquisitions or to consummate or implement our strategic partnerships may be materially and adversely affected.
Risks Relating to the Spin-Off
The proposed Spin-Off is contingent upon the satisfaction of a number of conditions, and the Spin-Off may not be consummated on the terms or timeline currently contemplated.
The consummation of the Spin-Off is subject to certain conditions, including the effectiveness of the Registration Statement on Form 10, of which this information statement forms a part, and Adynxx being satisfied that the Spin-Off will not result in any material tax payable by Adynxx.
For these and other reasons, the Spin-Off may not be completed on the terms or timeline contemplated, if at all.
The proposed Spin-Off may result in disruptions to relationships with customers and other business partners or may not achieve the intended results.
If we complete the Spin-Off, there can be no assurance that we will be able to realize the intended benefits of the transaction or that AquaMed will perform as anticipated. Specifically, the proposed transaction could cause disruptions in our business. Any of the foregoing could adversely affect our financial condition and results of operations and prospects.

The actions required to implement the Spin-Off will take significant management time and attention and may require us to incur significant costs.
The Spin-Off will require significant amounts of management’s time and resources, which will be in addition to and may divert management’s time and attention from the operation of our business and the execution of our other strategic initiatives. Additionally, we may incur significant costs in connection with the Spin-Off.
The Spin-Off is a taxable transaction and Adynxx and its stockholders may be subject to a tax liability in connection with the Distribution.
For U.S. federal income tax purposes, the distribution by Adynxx of the shares of AquaMed common stock will not be eligible for treatment as a tax-free distribution. Accordingly, each holder of Adynxx common stock who receives shares of AquaMed common stock in the Spin-Off generally will be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of AquaMed common stock received (including any fractional share deemed to be received by and sold on behalf of the stockholder), which will result in: (a) a dividend to the extent of such stockholder’s ratable share of Adynxx’s current and accumulated earnings and profits; then (b) a reduction in such stockholder’s basis in Adynxx’s common stock (but not below zero) to the extent the amount received exceeds the amount referenced in clause (a); and then (c) gain from the sale or exchange of Adynxx common stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (a) and (b). Accordingly, the amount of taxable income realized by each Adynxx stockholder in the Spin-Off may depend upon its basis in its Adynxx stock, but such tax liability may be significant.
In addition, a corporate level U.S. federal income tax will be payable by the consolidated group of which Adynxx is the common parent if gain realized in the Spin-Off exceeds any net operating losses that may be available to offset such gain. The tax would be based upon the gain, if any, computed as the difference between the fair market value of the AquaMed common stock and Adynxx’s adjusted basis in such stock. Adynxx expects that it will have sufficient losses available to fully offset any gain realized as a result of the Spin-Off.
After the Spin-Off, one of our directors and officers may have actual or potential conflicts of interest because of his previous or continuing positions at Adynxx.
Because of his current or former positions with Adynxx, our expected chairman of the board will own, and continue to have a financial interest in, Adynxx common stock and equity awards. Continuing ownership of Adynxx common stock and equity awards, or service as a director at both companies could create, or appear to create, potential conflicts of interest if we have disagreements with Adynxx about the contracts between us that continue or face decisions that could have different implications for us and Adynxx.
We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.
We believe that, as an independent publicly-traded company, we will be able to, among other things, better focus our financial and operational resources on our specific business, implement and maintain a capital structure designed to meet our specific needs, design and implement corporate strategies and policies that are targeted to our business, more effectively respond to industry dynamics and create effective incentives for our management and employees that are more closely tied to our business performance. However, by separating from Adynxx, we may be more susceptible to market fluctuations and other adverse events. In addition, we may be unable to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, financial condition, results of operations and prospects could be adversely affected.
We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent publicly-traded company, and we may experience increased costs after the Spin-Off.
We have historically operated as part of Adynxx’s corporate organization, and Adynxx has provided us with various corporate functions. Following the Spin-Off, Adynxx will have no obligation to provide us with assistance other than limited transition services pursuant to the Asset Contribution and Separation

Agreement between us and Adynxx. These services do not include every service that we have received from Adynxx in the past. Accordingly, following the Spin-Off, we will need to provide internally or obtain from unaffiliated third parties the services we currently receive from Adynxx. These services include IT, tax administration, treasury activities, technical accounting, benefits administration, procurement, legal and ethics and compliance program administration, the effective and appropriate performance of which are critical to our operations. We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we receive from Adynxx.
We have no recent operating history as an independent publicly-traded company, and our historical financial information is not necessarily representative of the results we would have achieved as an independent publicly traded company and may not be a reliable indicator of our future results.
We derived our historical financial information included in this information statement from Adynxx’s combined and consolidated financial statements, and this information does not necessarily reflect the results of operations and financial positions we would have achieved as an independent publicly-traded company during the periods presented, or those that we will achieve in the future. This is primarily because of the following factors:
•
Prior to the Spin-Off, we operated as part of Adynxx’s broader corporate organization and Adynxx performed various corporate functions for us, including IT, tax administration, treasury activities, technical accounting, benefits administration, procurement, legal and ethics and compliance program administration. Our historical financial information reflects allocations of corporate expenses from Adynxx for these and similar functions. These allocations may not reflect the costs we will incur for similar services in the future as an independent publicly-traded company.

•
Our historical financial information does not reflect changes that we expect to experience in the future as a result of our separation from Adynxx, including changes in our cost structure, personnel needs, tax profile, financing and business operations. As part of Adynxx, we enjoyed certain benefits from Adynxx’s operating diversity, size, purchasing power, borrowing leverage and available capital for investments, and we will lose these benefits after the Spin-Off. As an independent entity, we may be unable to purchase goods, services and technologies, such as insurance and health care benefits and computer software licenses, or access capital markets on terms as favorable to us as those we obtained as part of Adynxx prior to the Spin-Off.

Following the Spin-Off, we will also be responsible for the additional costs associated with being an independent publicly-traded company, including costs related to corporate governance, investor and public relations and public reporting. Therefore, our financial statements may not be indicative of our future performance as an independent publicly-traded company. For additional information about our past financial performance and the basis of presentation of our financial statements, see “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the notes thereto included elsewhere in this information statement.
Some of the contracts to be transferred or assigned to us contain provisions requiring the consent of third parties in connection with the transactions contemplated by the Internal Reorganization and Distribution. If these consents are not obtained, we may be unable to enjoy the benefit of these contracts in the future.
Some of the contracts to be transferred or assigned to us in connection with the Internal Reorganization and Distribution contain provisions that require the consent of third parties to the Internal Reorganization, the Distribution or both. Failure to obtain such consents on commercially reasonable and satisfactory terms may impair our entitlement to the benefit of these contracts in the future.
Our indemnification liabilities pursuant to the Asset Contribution and Separation Agreement could materially and adversely affect us.
The Asset Contribution and Separation Agreement between us and Adynxx provides for, among other things, the principal corporate transactions required to effectuate the Spin-Off, certain conditions to the Spin-Off and provisions governing the relationship between us and Adynxx after the Spin-Off. For a description of the Asset Contribution and Separation Agreement, see “The Asset Contribution and Separation Agreement and Ancillary Agreements — Separation Agreement.” Among other things, the Asset Contribution and Separation Agreement provides for indemnification obligations designed to make us financially responsible for substantially all liabilities that may exist relating to or arising out of our business. If we are required to indemnify Adynxx under the circumstances set forth in the Asset Contribution and Separation Agreement, we may be subject to substantial liabilities.
In connection with the Spin-Off, Adynxx will indemnify us for certain liabilities. However, there can be no assurance that these indemnities will be sufficient to insure us against the full amount of such liabilities, or that Adynxx’s ability to satisfy its indemnification obligation will not be impaired in the future.
Pursuant to the Asset Contribution and Separation Agreement and other agreements we have entered into or will enter into in connection with the Spin-Off, Adynxx agreed to indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that Adynxx has agreed to retain pursuant to these agreements, and there can be no assurance that Adynxx will be able to fully satisfy its indemnification obligations under these agreements. Moreover, even if we ultimately succeed in recovering from Adynxx any amounts for which we are held liable, we may be temporarily required to bear these losses while seeking recovery from Adynxx.
The Distribution may not be completed on the terms or timeline currently contemplated, if at all.
We are actively engaged in planning for the Distribution. We expect to incur expenses in connection with the Distribution and any delays in the anticipated completion of the distribution may increase these expenses. Unanticipated developments could delay or negatively impact the distribution, including those related to the filing and effectiveness of appropriate filings with the SEC and receiving any required regulatory approvals. Until the consummation of the Distribution, Adynxx’s Board of Directors will have the sole and absolute discretion to determine and change the terms of the Distribution, including the establishment of the record date and distribution date.
Risks Relating to our Common Stock and Capital Structure
No market for our common stock currently exists and no active trading market will develop after the Spin-Off.
There is currently no public market for our common stock and we do not expect a market to develop. In addition, we do not intend to apply for listing of our common stock on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market, following the Spin-Off. The lack of an active market may make it more difficult for stockholders to sell our shares and could lead to our share price being depressed or volatile.
Substantial sales of our common stock may occur in connection with the Spin-Off, which could cause our stock price to decline.
Although we have no actual knowledge of any plan or intention of any significant Adynxx stockholder to sell our common stock following the Spin-Off, it is likely that some such stockholders, possibly including some larger stockholders, will sell their shares of our common stock received in the Distribution if, for reasons such as our business profile or market capitalization as an independent company, we do not fit their investment objectives or, in the case of index funds, we are not a participant in the index in which they are investing. The sales of significant amounts of our common stock or the perception in the market that this will occur may decrease the market price of our common stock.
The combined post-Spin-Off value of Adynxx common stock and our common stock may not equal or exceed the pre-Spin-Off value of Adynxx common stock.
We cannot assure you that the combined trading prices of Adynxx common stock and our common stock after the Spin-Off will be equal to or greater than the trading price of Adynxx common stock prior to the Spin-Off. Until the market has fully evaluated the business of Adynxx without our business, the price at which Adynxx common stock trades may fluctuate more significantly than might otherwise be typical.

Similarly, until the market has fully evaluated the stand-alone business of our company, the price at which shares of our common stock trades may fluctuate more significantly than might otherwise be typical, including volatility caused by general market conditions.
We cannot assure you that we will pay dividends on our common stock, and our indebtedness may limit our ability to pay dividends on our common stock.
Following the Spin-Off, the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of our Board of Directors. Our Board of Directors’ decisions regarding the payment of future dividends will depend on many factors, including our financial condition, earnings, capital requirements of our business and covenants associated with debt obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board of Directors deems relevant. For more information, see “Dividend Policy.” There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence paying dividends, and there can be no assurance that, in the future, the combined annual dividends paid on Adynxx common stock, if any, and our common stock, if any, after the Spin-Off will equal the annual dividends on Adynxx common stock prior to the Spin-Off.
Your percentage ownership in us may be diluted in the future.
Your percentage ownership in us may be diluted in the future because of equity awards that we expect to grant to our directors, officers and other employees. Prior to completion of the Spin-Off, we expect to approve an incentive plan that will provide for the grant of common share-based equity awards to our directors, officers and other employees. In addition, we may issue equity as all or part of the consideration paid for acquisitions and strategic investments that we may make in the future or as necessary to finance our ongoing operations.
We are an “emerging growth company” and a “smaller reporting company” and may elect to comply with reduced public company reporting requirements applicable to emerging growth companies, and are subject to lesser public company reporting requirements applicable to smaller reporting companies, which could make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of  (i) the last day of the fiscal year in which we have total annual gross revenues of  $1.07 billion or more; (ii) the fifth anniversary of the Distribution; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. In addition, we are a “smaller reporting company” and accordingly are required to provide less public disclosure than larger public companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
We will incur costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.
As a public reporting company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act and rules subsequently implemented by the SEC, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will entail significant legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept low policy limits and coverage.
Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the trading price of our common stock.
Several provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. These include provisions that:
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permit us to issue blank check preferred stock as more fully described under “Description of Our Capital Stock Anti-Takeover Effects of Various Provisions of Delaware Law and Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws”;

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require stockholders to follow certain advance notice and disclosure requirements in order to propose business or nominate directors at an annual or special meeting; and

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limit our ability to enter into business combination transactions with certain stockholders.

These and other provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware law may discourage, delay or prevent certain types of transactions involving an actual or a threatened acquisition or change in control of us, including unsolicited takeover attempts, even though the transaction may offer our stockholders the opportunity to sell their shares of our common stock at a price above the prevailing market price. See “Description of Our Capital Stock Anti-Takeover Effects of Various Provisions of Delaware Law and Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws” for more information.
Our Amended and Restated Bylaws include a forum selection clause, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.
Our Amended and Restated Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any internal corporate claims within the meaning of the Delaware General Corporation Law (“DGCL”), (ii) any derivative action or proceeding brought on our behalf, (iii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees to us or to our stockholders, or (iv) any action asserting a claim arising pursuant to any provision of the DGCL, will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware). Specifically, the sole and exclusive forum for such legal actions shall be (i) first, the Court of Chancery of the State of Delaware, (ii) second, if the Court of Chancery of the State of Delaware lacks jurisdiction, the Superior Court of the State of Delaware, or (iii) third, if the Superior Court of the State of Delaware lacks jurisdiction, the United States District Court for the District of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision will apply to state and federal law claims, including claims under the federal securities laws (including actions arising under the Exchange Act or the Securities Act), although our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under federal securities laws. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions. This forum selection provision in our bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. It is also possible that, notwithstanding the forum selection clause included in our bylaws, a court could rule that such a provision is inapplicable or unenforceable.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
All statements and assumptions contained in this information statement that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” Forward-looking statements often include words such as “anticipates,” “believes,” “estimates,” “expects,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target,” and “will” and words and terms of similar substance in discussions of future operating or financial performance. These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved.
Forward-looking statements include, among other things, statements with respect to our financial condition, results of operations, cash flows, business strategies, prospects, operating efficiencies or synergies, competitive position, growth opportunities, plans and objectives of management and other matters. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to:
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the inability or failure to perform under the various transaction agreements effecting the Spin-Off;

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other risks related to the Spin-Off, including anticipated tax treatment, unforeseen liabilities, and future capital expenditures;

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risks arising from the diversion of management’s attention from our ongoing business operations;

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inadequate or an inability to raise sufficient capital to execute our business plan;

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acceptance of our existing and future products by the medical community, hospitals and physicians and other health care providers;

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risks associated with being dependent on a limited number of clients;

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our limited sales, marketing and distribution capabilities;

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risks associated with our reliance on two major manufacturers for key ingredients of the manufacture of our hydrogels;

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loss or retirement of key executives;

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adverse economic conditions and/or intense competition;

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loss of a key customer or supplier;

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entry of new competitors;

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adverse federal, state and local government regulation; and

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the inability to carry out our business plans

There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this information statement. You should evaluate all forward-looking statements made in this information statement in the context of these risks and uncertainties.
No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this information statement or to reflect the occurrence of unanticipated events, except as required by law.

THE TRANSACTIONS
Background
On November 28, 2018, Adynxx announced plans for the complete legal and structural separation of its custom hydrogels contract manufacturing business.
See also “Reasons for the Spin-Off”.
To effectuate the separation, Adynxx is undertaking the Internal Reorganization described under “The Asset Contribution and Separation Agreement and Ancillary Agreements.”
Following the Internal Reorganization, Adynxx will distribute all of its equity interest in us, consisting of all of the outstanding shares of our common stock, to the record holders of Adynxx common stock on a pro rata basis.
Following the Spin-Off, Adynxx will not own any equity interest in us, and we will operate independently from Adynxx. No approval of Adynxx’s stockholders is required in connection with the Spin-Off, and Adynxx’s stockholders will not have any appraisal rights in connection with the Spin-Off.
Completion of the Spin-Off is subject to the satisfaction, or the waiver of the board of directors of Adynxx, of a number of conditions. For a more detailed description, see “Conditions to the Spin-Off.”
Reasons for the Spin-Off
The board of directors of Adynxx regularly conducts strategic reviews of its businesses. In reaching the decision to pursue the Spin-Off, the board of directors of Adynxx considered a range of potential strategic alternatives for Adynxx, including the continuation of Adynxx’s current operating strategy in light of the Adynxx Merger as well as potential acquisition and divestiture transactions. In evaluating these alternatives, the board of directors of Adynxx considered a number of factors, including (a) the relative values to Adynxx’s stockholders of  (i) AquaMed operating as an independent business versus (ii) continuing with the combined Alliqua/Adynxx business, (b) the strategic focus and flexibility for Adynxx and AquaMed after the Spin-Off, (c) the ability of Adynxx and AquaMed to operate efficiently and effectively (including AquaMed’s ability to retain and attract management talent) after the Spin-Off, (d) the financial profile of Adynxx and AquaMed, (e) the potential reaction of customers, employees and investors and (f) the probability of successful execution of the various strategic alternatives and the risks associated with those alternatives.
During this process, the board of directors of Adynxx considered the possibility of continuing AquaMed with the combined Alliqua/Adynxx business. Among other things, the board of directors of Adynxx considered AquaMed’s expected future earnings and expenses, the potential disadvantages of AquaMed’s relatively small scale as compared to other hydrogels manufacturers, the proposed change in direction (away from the custom hydrogels business) that the combined Alliqua/Adynxx organization would be expected to take following the Adynxx Merger, and the fact that under the Adynxx Merger Agreement, Alliqua was required to use commercially reasonable efforts to spin-off AquaMed’s custom hydrogels business.
The board of directors of Adynxx also considered the possible liquidation and dissolution of AquaMed and the distribution of its assets to Adynxx stockholders. When comparing the possible liquidation and dissolution of AquaMed to other strategic alternatives, the board of directors of Adynxx considered the costs of continuing to operate AquaMed based on its current asset size and expenses, and the timing and approvals associated with a liquidation and dissolution of AquaMed. The board of directors of Adynxx also considered potentially negative factors in its deliberations concerning the possible liquidation and dissolution of AquaMed, including that there could be no assurance that Adynxx will be successful in disposing of the AquaMed assets for values equal to or exceeding Adynxx’s expectations or that such dispositions would occur in the time frame expected, the anticipated expenses and potential for unforeseen expenses that may be incurred in connection with the sale of AquaMed’s assets and the continued operation of AquaMed through its dissolution.

As a result of this evaluation, the board of directors of Adynxx determined that proceeding with the Spin-Off would be in the best interests of Adynxx and its stockholders as the Spin-Off would likely maximize stockholder value within a reasonable period of time and with greater certainty than if Adynxx were to pursue the other strategic alternatives that were considered. The board of directors of Adynxx considered the following potential benefits of this approach:
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Stockholder Value.   On May 3, 2019, Adynxx completed the Adynxx Merger. AquaMed’s custom hydrogels contract manufacturing business is not synergistic with the combined operations of Alliqua and Adynxx. We believe the Spin-Off will provide greater value to Adynxx stockholders than if the AquaMed business remained a part of Adynxx.

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Strategic Focus and Flexibility.   Following the Spin-Off, we will be better able to dedicate financial and human capital resources to pursue appropriate growth opportunities and execute strategic plans best suited to our business than if it remained a part of Adynxx.

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Management Incentives.   The Spin-Off will enable AquaMed to create incentives for its management and employees that are more closely tied to its business performance and stockholder expectations. AquaMed’s equity-based compensation arrangements will more closely align the interests of AquaMed’s management and employees with the interests of its stockholders and should increase AquaMed’s ability to attract and retain personnel.

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Capital Structure and Stockholder Flexibility.   The segments in which Adynxx and AquaMed expect to operate have historically had different growth profiles and cash flow dynamics. The Spin-Off will allow Adynxx and AquaMed to separately manage their capital strategies and cost structures and will allow investors to make independent investment decisions with respect to Adynxx and AquaMed, including the ability for AquaMed to achieve alignment with a more natural stockholder base. Investment in one or the other company may appeal to investors with different goals, strategies, interests and concerns.

The board of directors of Adynxx also considered and balanced against the potential benefits of the Spin-Off a number of potentially adverse factors concerning the Spin-Off, including the following:
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the risk that there is no assurance that all conditions to the parties’ obligations to complete the Spin-Off will be satisfied or waived, and as a result, it is possible that the Spin-Off could be delayed or might not be completed;

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the risks and costs to us if the transactions do not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships; and

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the risk of disruption to our business and customer reaction as a result of the public announcement of the Spin-Off.

In determining whether to effect the Spin-Off, the board of directors of Adynxx considered the costs and risks associated with the Spin-Off, including the costs associated with preparing AquaMed to become an independent, publicly-traded company, the risk of volatility in our stock price immediately following the Spin-Off due to sales by Adynxx’s stockholders whose investment objectives may not be met by our common stock, the time it may take for us to attract our optimal stockholder base, the possibility of disruptions in our business as a result of the Spin-Off, the risk that the combined trading prices of our common stock and Adynxx’s common stock after the Spin-Off may drop below the trading price of Adynxx’s common stock before the Spin-Off and the loss of synergies and scale from operating as one company. Notwithstanding these costs and risks, taking into account the factors discussed above, the board of directors of Adynxx determined that the Spin-Off was the best alternative to achieve the above benefits and enhance stockholder value.
The foregoing discussion of the factors considered by the board of directors of Adynxx is not intended to be exhaustive, but does set forth the principal factors considered by the board of directors. The board of directors collectively reached the conclusion to approve the Spin-Off in light of the various factors described above, as well as other factors that the board of directors of Adynxx felt were appropriate. In view of the wide variety of factors considered by the board of directors of Adynxx in connection with its evaluation of the Spin-Off and the complexity of this matter, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the board of directors of Adynxx made its recommendation based on the totality of the information presented to, and the investigation conducted by, the board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.
When and How You Will Receive AquaMed Shares
Adynxx will distribute to its stockholders, as a pro rata dividend, one share of our common stock for every one share of Adynxx common stock outstanding as of April 22, 2019, the Record Date of the Distribution.
Prior to the Spin-Off, Adynxx will deliver all of the issued and outstanding shares of our common stock to the distribution agent. Continental Stock Transfer & Trust Company will serve as distribution agent in connection with the Distribution and as transfer agent and registrar for our common stock.
If you own Adynxx common stock as of the close of business on April 22, 2019, the shares of our common stock that you are entitled to receive in the Distribution will be issued to your account as follows:
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Registered stockholders.   If you own your shares of Adynxx common stock directly through Adynxx’s transfer agent, Action Stock Transfer Corporation, you are a registered stockholder. In this case, the distribution agent will credit the shares of our common stock you receive in the Distribution by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to stockholders, as is the case in the Distribution. You will be able to access information regarding your book-entry account holding the AquaMed shares by calling Continental Stock Transfer & Trust Company at (212) 509-4000.

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Commencing on or shortly after the Distribution Date, the distribution agent will mail to you an account statement that indicates the number of shares of our common stock that have been registered in book-entry form in your name. We expect it will take the distribution agent up to two weeks after the Distribution Date to complete the distribution of the shares of our common stock and mail statements of holding to all registered stockholders. Trading of our common stock will not be affected by this delay in issuance by the distribution agent.

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“Street name” or beneficial stockholders.   Most Adynxx stockholders own their shares of Adynxx common stock beneficially through a bank, broker or other nominee. In these cases, the bank, broker or other nominee holds the shares in “street name” and records your ownership on its books. If you own your shares of Adynxx common stock through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the shares of our common stock that you receive in the Distribution on or shortly after the Distribution Date. We encourage you to contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”

If you sell any of your shares of Adynxx common stock on or before the Distribution Date, the buyer of those shares may in some circumstances be entitled to receive the shares of our common stock to be distributed in respect of the Adynxx shares you sold. We anticipate that, on or shortly before the Record Date and continuing up to and including the Distribution Date, there will be two markets in Adynxx common stock: a “regular-way” market and an “ex-dividend” market. Shares of Adynxx common stock that trade on the “regular-way market” will trade with the entitlement to receive shares of our common stock in the Distribution. Shares that trade on the ex-dividend market will trade without the entitlement to receive shares of our common stock in the Distribution. Therefore, if you sell shares of Adynxx common stock in the “regular-way” market up to and including the Distribution Date, you will be selling your right to receive shares of our common stock in the Distribution. If you hold shares of Adynxx common stock on the Record Date and then decide to sell any shares of Adynxx common stock before the Distribution Date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of Adynxx common stock with or without your entitlement to our common stock pursuant to the Distribution.

We are not asking Adynxx stockholders to take any action in connection with the Spin-Off. No stockholder approval of the Spin-Off is required. We are not asking you for a proxy and request that you do not send us a proxy.
We are also not asking you to make any payment or surrender or exchange any of your shares of Adynxx common stock for shares of our common stock. The number of outstanding shares of Adynxx common stock will not change as a result of the Spin-Off.
Number of Shares You Will Receive
On the Distribution Date, we will distribute one share of our common stock for every one share of Adynxx common stock outstanding on the Record Date.
Treatment of Fractional Shares
The distribution agent will not distribute any fractional shares of our common stock in connection with the Distribution. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of Adynxx stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). The distribution agent will, in its sole discretion, without any influence by Adynxx or us, determine when, how, through which broker-dealer and at what price to sell the whole shares. The distribution agent is not, and any broker-dealer used by the distribution agent will not be, an affiliate of either Adynxx or us.
The distribution agent will send to each registered holder of Adynxx common stock entitled to a fractional share a check in the cash amount deliverable in lieu of that holder’s fractional share as soon as practicable following the Distribution. We expect the distribution agent to take about two weeks after the Distribution to complete the distribution of cash in lieu of fractional shares to Adynxx stockholders. If you hold your shares through a bank, broker or other nominee, your bank, broker or nominee will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales. No interest will be paid on any cash you receive in lieu of a fractional share. The cash you receive in lieu of a fractional share will generally be taxable to you for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Distribution” below for more information.
Results of the Spin-Off
After the Spin-Off, we will be an independent publicly-traded company. Immediately following the Spin-Off, we expect to have approximately 243 registered holders of shares of our common stock and 5,005,211 shares of our common stock outstanding. The Spin-Off will not affect the number of outstanding shares of Adynxx common stock or any rights of Adynxx stockholders, although we expect the trading price of shares of Adynxx common stock immediately following the Distribution to be lower than immediately prior to the Distribution because the trading price of Adynxx common stock will no longer reflect the value of the AquaMed business. Furthermore, until the market has fully analyzed the value of Adynxx without the AquaMed business, the trading price of shares of Adynxx common stock may fluctuate.
To effectuate the Spin-Off, we entered into an Asset Contribution and Separation Agreement and Tax Matters Agreement and intend to enter into an Assumption Agreement with Adynxx. These agreements govern the relationship between AquaMed and Adynxx up to and after completion of the Spin-Off and allocate between AquaMed and Adynxx various assets, liabilities, rights and obligations, including employee benefits and tax-related assets and liabilities. We describe these arrangements in greater detail under “The Asset Contribution and Separation Agreement and Ancillary Agreements” and “Certain Relationships and Related Party Transactions — Agreements with Adynxx.”
Listing and Trading of Our Common Stock
As of the date of this information statement, we are a wholly owned subsidiary of Adynxx. Accordingly, no public market for our common stock currently exists and we do not expect a market to develop. We do not intend to apply for listing of our common stock on any national securities exchange or other nationally recognized trading system following the Spin-Off. Without an active trading market, the liquidity of our common stock will be limited. Following the Spin-Off, Adynxx common stock will continue to trade under the symbol “ADYX.”
Neither we nor Adynxx can assure you as to the trading price of Adynxx common stock or our common stock after the Spin-Off, or as to whether the combined trading prices of our common stock and Adynxx common stock after the Spin-Off will be less than, equal to or greater than the “regular-way” trading price of Adynxx common stock prior to the Spin-Off. The trading price of our common stock may fluctuate significantly following the Spin-Off. See “Risk Factors — Risks Relating to Our Common Stock and the Securities Market” for more detail.
The shares of our common stock distributed to Adynxx stockholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act of 1933, as amended (“Securities Act”) or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(a)(1) of the Securities Act or Rule 144 thereunder.
Conditions to the Spin-Off
We expect that the separation will be effective on the Distribution Date, provided that the following conditions, in addition to other customary closing conditions, shall have been satisfied or waived by Adynxx:
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the board of directors of Adynxx shall have approved the Internal Reorganization and the Distribution and shall have declared the Distribution of AquaMed common stock to Adynxx stockholders;

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the ancillary agreements contemplated by the Asset Contribution and Separation Agreement shall have been executed by each party to those agreements;

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the SEC shall have declared effective our Registration Statement on Form 10, of which this information statement is a part, under the Exchange Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

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our common stock shall have been accepted for listing on the Nasdaq Capital Market, subject to official notice of issuance;

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we shall have concurrently consummated the Private Placement;

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the Merger Agreement shall be in full force and effect;

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Adynxx shall have received an independent third-party valuation of our common stock to be distributed in the Distribution;

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no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Internal Reorganization shall be in effect;

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Adynxx shall be satisfied the Internal Reorganization and the Distribution, will not result in any material tax payable by Adynxx; and

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no proceeding shall be pending or threatened in writing seeking to enjoin, delay, prohibit or restrict the consummation of the Spin-Off.

The fulfillment of the above conditions will not create any obligation on Adynxx’s part to effect the Spin-Off. We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the SEC’s declaration of the effectiveness of the Registration Statement, in connection with the Distribution.

On June 11, 2019, the Merger Agreement was terminated. As a result, on June 11, 2019, Adynxx agreed to waive all conditions to the closing of the Asset Contribution and Separation Agreement related to the Merger Agreement, the Private Placement, and the listing of AquaMed’s common stock on the Nasdaq Capital Market.

THE ASSET CONTRIBUTION AND SEPARATION AGREEMENT AND
ANCILLARY AGREEMENTS
The following are summaries of the material provisions of the Asset Contribution and Separation Agreement and ancillary agreements that we have entered into or intend to enter into, as applicable, before the Distribution. These summaries are qualified in their entirety by reference to the full text of the Asset Contribution and Separation Agreement and ancillary agreements which are filed as exhibits to our Registration Statement on Form 10, of which this information statement forms a part.
Asset Contribution and Separation Agreement
On May 3, 2019, we entered into an Asset Contribution and Separation Agreement with Adynxx. The Asset Contribution and Separation Agreement sets forth our agreements with Adynxx regarding the principal actions to be taken in connection with the Spin-Off. It also sets forth other agreements that govern aspects of our relationship with Adynxx following the Spin-Off.
Internal Reorganization.   The Asset Contribution and Separation Agreement provides for the transfers of assets and assumptions of liabilities that are necessary in advance of the Distribution so that we hold the assets of, and the liabilities associated with, Adynxx’s custom hydrogels business, and certain additional actions related to the Spin-Off that will occur prior to the Distribution.
Merger Agreement.   The Asset Contribution and Separation Agreement requires us to use reasonable best efforts to consummate the merger and the other transactions contemplated by the Merger Agreement.
Representations and Warranties.   In general, Adynxx made representations or warranties that the material items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, our business that are part of the assets to be contributed by Adynxx to AquaMed are adequate for the uses to which they are being put by Adynxx, are in good and safe working condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of AquaMed business in the manner in which such business is currently being conducted. In addition, Adynxx represented that all of said tangible assets are being delivered to AquaMed free and clear of any encumbrances, except for certain permitted encumbrances.
Consents; Assignments Not Effected at Closing.   The parties will use commercially reasonable efforts to obtain any consent required for the transfer and assignment of all contributed contracts, to AquaMed, and to obtain any release, substitution or amendment required to novate any and all contributed contracts or to obtain in writing the unconditional release from such Adynxx Contributed Contracts, and to permit AquaMed to assume the rights and liabilities under such contracts. If any consent required for Adynxx to transfer or assign any of the contributed contracts to AquaMed is not obtained on or before closing, for a two-year period from and after the closing date, Adynxx and AquaMed will use commercially reasonable efforts, and shall cooperate with each other, following the closing, at the sole cost and expense of AquaMed, to obtain such consent. AquaMed has agreed to reimburse Adynxx for any costs or expenses incurred in connection with continued possession or ownership of such contract.
The Distribution.   The Asset Contribution and Separation Agreement governs Adynxx’s and our respective rights and obligations regarding the proposed Distribution. Prior to the Distribution, Adynxx will deliver all the issued and outstanding shares of our common stock to the Distribution Agent. Following the Distribution, the Distribution Agent will electronically deliver the shares of our common stock to Adynxx stockholders based on the distribution ratio.
Conditions.   The Asset Contribution and Separation Agreement also provides that several conditions must be satisfied or waived by Adynxx in its sole and absolute discretion before the Distribution can occur. For further information about these conditions, see “The Transactions — Conditions to the Spin-Off.” The board of directors of Adynxx may, in its sole and absolute discretion, determine the Record Date and the Distribution Date. On June 11, 2019, the Merger Agreement was terminated. As a result, on June 11, 2019, Adynxx agreed to waive all conditions to the closing of the Asset Contribution and Separation Agreement related to the Merger Agreement, the Private Placement, and the listing of AquaMed’s common stock on the Nasdaq Capital Market.

Non-solicitation.   The Asset Contribution and Separation Agreement also provides that Adynxx and we are restricted from, whether for its own account or for the account of any person, soliciting, endeavoring to entice away from, or otherwise interfering with the relationship with, any person that, during the restricted period, is employed by or otherwise engaged to perform services for the other party (including such party’s subsidiaries and other entities the financial statements of which are consolidated with those of the party under GAAP).
Employee Matters.   We expect certain AquaMed employees will continue with us after the closing. As of the closing, the salary, wages, bonus and/or incentive compensation, and other employee benefit plans, programs, and arrangements with respect to such continuing employees shall be the sole responsibility of AquaMed, on such terms, if any, that AquaMed may determine to provide to such continuing employees. On and after the closing date, Adynxx will be responsible and will agree to assume or retain, pay, perform, fulfill and discharge, in due course in full (i) all liabilities under all of Adynxx’s benefit plans, (ii) all liabilities with respect to the employment, service, termination of employment or termination of service of all of the employees and former employees to the extent arising in connection with or as a result of employment with or the performance of services for Adynxx before, on or after the closing date, and (iii) all liabilities with respect to the employment, service, termination of employment or termination of service of all Adynxx group employees and former employees to the extent arising in connection with or as a result of employment with or the performance of services for AquaMed before the closing date, and liabilities arising in connection with any claims by any service provider to Adynxx for severance or other rights on account of a change in control in connection with the transactions contemplated by the Asset Contribution and Separation Agreement.
Indemnification.   We and Adynxx each agreed to indemnify the other and certain affiliates and related persons against certain liabilities incurred in connection with the Spin-Off and our and Adynxx’s respective businesses. These indemnities are principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Adynxx’s business with Adynxx. Specifically, each party has agreed to indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any loss, damage, liability, judgment, award, fee or expense (including reasonable expenses of investigation and reasonable attorneys’, experts’, accounting, or advisory fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto), including any incidental, indirect or consequential damages, losses, liabilities or expenses, but excluding any lost profits or diminution in value (collectively, “Damages”) arising out of or due to the breach of any covenant or obligation or representation of such party contained in the Asset Contribution and Separation Agreement.
In addition, Adynxx has agreed to indemnify us for Damages that are incurred or suffered based upon, arising out of, with respect to, or by reason of:
•
any liabilities retained by Adynxx.

Furthermore, we have agreed to indemnify Adynxx for Damages that are incurred or suffered based upon, arising out of, with respect to, or by reason of:
•
contracts contributed to us by Adynxx, whether rising prior to, on, or after the closing date;

•
ownership, use or operation after the closing date of the assets contributed to us by Adynxx;

•
conducting our business after the closing date; or

•
any liabilities assumed by us.

The amount of each party’s indemnification obligations is subject to reduction by any insurance proceeds received by the party being indemnified.

Tax Matters Agreement
On May 3, 2019, we entered into a Tax Matters Agreement with Adynxx. The Tax Matters Agreement generally sets out the respective rights, responsibilities, and obligations of Adynxx and AquaMed with respect to taxes (including taxes arising in the ordinary course of business and taxes incurred as a result of the Spin-Off), tax attributes, tax returns, tax contests and certain other related tax matters. A copy of the Tax Matters Agreement is included as an exhibit to our Registration Statement on Form 10, of which this information statement forms a part, and is incorporated in this information statement by reference.
The Tax Matters Agreement allocates responsibility for the preparation and filing of certain tax returns (and the payment of taxes reflected thereon), including Adynxx’s consolidated federal income tax return, tax returns associated with both the Adynxx business and the AquaMed business, and tax returns associated with either the Adynxx business or the AquaMed business, and provides for certain reimbursements by the parties.
Under the Tax Matters Agreement, Adynxx is generally liable for its own taxes and taxes of all of its subsidiaries (other than AquaMed, the taxes for which AquaMed shall be liable) for all tax periods (or portion thereof) ending on the date of the separation. AquaMed is responsible for its taxes, for taxes of Adynxx arising as a result of the Spin-Off and for any transfer taxes incurred in the Spin-Off and for taxes attributable to the AquaMed business.
Each of Adynxx and AquaMed has agreed to indemnify each other against any taxes allocated to such party under the Tax Matters Agreement or arising from any breach of its covenants thereunder, and related out-of-pocket costs and expenses.
Assumption Agreement
The Assumption Agreement generally sets out the respective rights, responsibilities, and obligations of Adynxx and AquaMed with respect to the assets and liabilities being transferred from Adynxx to AquaMed. Pursuant to the Assumption Agreement, Adynxx will assign to AquaMed all of Adynxx’s right, title and interest in the assets owned by Adynxx which primarily relate to our hydrogel business and AquaMed will assume all of the liabilities relating thereto or which primarily relate to our hydrogel business. A copy of the Assumption Agreement is included as an exhibit to our Registration Statement on Form 10, of which this information statement forms a part, and is incorporated in this information statement by reference.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION
General
The following is a summary description of the material U.S. federal income tax aspects of the Spin-Off. This summary is not intended as a complete description of all of the tax consequences of the Spin-Off and does not discuss tax consequences under the laws of state, local or foreign governments or any other jurisdiction. Moreover, the tax treatment of a stockholder may vary, depending upon his, her or its particular situation. In this regard, special rules not discussed in this summary may apply to some of our stockholders. In addition, this summary applies only to shares which are held as capital assets. The following discussion may not be applicable to a stockholder who acquired his, her or its shares by exercising stock options or otherwise as compensation.
The following discussion is based on currently existing provisions of the Code, existing, proposed and temporary treasury regulations promulgated under the Code and current administrative rulings and court decisions. All of the foregoing are subject to change, which may or may not be retroactive, and any of these changes could affect the validity of the following discussion.
Each stockholder is urged to consult his, her or its own tax advisor as to the particular tax consequences to him, her or it of the Spin-Off described herein, including the applicability and effect of any state, local or foreign tax laws, and the possible effects of changes in applicable tax laws.
Tax Consequences of the Spin-Off
For U.S. federal income tax purposes, the distribution by Adynxx of the shares of AquaMed common stock will not be eligible for treatment as a tax-free distribution. Accordingly, each holder of Adynxx common stock who receives shares of AquaMed common stock in the Spin-Off generally will be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of AquaMed common stock received (including any fractional share deemed to be received by and sold on behalf of the stockholder), which will result in: (a) a dividend to the extent of such stockholder’s ratable share of Adynxx’s current and accumulated earnings and profits; then (b) a reduction in such stockholder’s basis in Adynxx’s common stock (but not below zero) to the extent the amount received exceeds the amount referenced in clause (a); and then (c) gain from the sale or exchange of Adynxx common stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (a) and (b). Each stockholder’s basis in his, her or its AquaMed common stock will be equal to the fair market value of such stock at the time of the Spin-Off. A stockholder’s holding period for such shares will begin the day after the Spin-Off date.
A corporate level U.S. federal income tax will be payable by the consolidated group of which Adynxx is the common parent if gain realized in the Spin-Off exceeds any net operating losses that may be available to offset such gain. The tax would be based upon the gain, if any, computed as the difference between the fair market value of the AquaMed common stock and Adynxx’s adjusted basis in such stock. Adynxx expects that it will have sufficient losses available to fully offset any gain realized as a result of the Spin-Off.
Adynxx’s earnings and profits generally will be increased by any gain Adynxx recognizes as a result of the contribution of assets to AquaMed and the subsequent Spin-Off. Adynxx will not be able to advise stockholders of the amount of its earnings and profits until after the end of the tax year in which the Spin-Off occurs.
In addition, Adynxx or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the Spin-Off distribution (including cash paid in lieu of fractional shares) payable to non-U.S. stockholders, and any such withholding would be satisfied by Adynxx or the other applicable withholding agent either withholding and selling a portion of our shares of common stock otherwise distributable to non-U.S. stockholders, or withholding such amount from any cash distribution otherwise payable to such non-U.S. stockholders. Any shares or cash so withheld shall be treated as if they were paid to such non-U.S. stockholders. Although Adynxx will be ascribing a value to shares of AquaMed common stock it distributes for tax purposes, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to such shares, particularly if such shares trade at prices significantly above the value ascribed to them by Adynxx in the period following the distribution. Such a higher valuation may cause a larger reduction in the tax basis of a stockholder’s shares of Adynxx common stock or may cause a stockholder to recognize additional dividend or capital gain income.
Back-up Withholding Requirements
United States information reporting requirements and backup withholding may apply with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of, AquaMed common stock unless the stockholder: (a) is a corporation or non-U.S. holder or comes within certain other exempt categories, and, when required, demonstrates these facts (including by providing any applicable IRS form); or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not supply us with his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the stockholder’s U.S. federal income tax liability. Stockholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a stockholder, the amount of dividends paid with respect to the stockholder’s shares will be reported annually to the IRS and to the stockholder.
Stockholders should consult their own tax advisors as to the particular tax consequences of the Spin-Off to them.
USE OF PROCEEDS
We will not receive any proceeds from the distribution of our common stock in the Spin-Off.
DETERMINATION OF OFFERING PRICE
No consideration will be paid for the shares of our common stock in the Spin-Off.
DIVIDEND POLICY
We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we anticipate that all available funds and any earnings generated in our business will be used to finance the growth of our business and will not be paid out as dividends to our shareholders. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our Board of Directors may deem relevant.

CAPITALIZATION
The following table sets forth our cash and capitalization as of March 31, 2019. The historical combined balance sheet data presented in the capitalization table as of March 31, 2019 for AquaMed is derived from AquaMed’s unaudited condensed financial statements included elsewhere in this information statement. In addition, you should review the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Liquidity and Capital Resources Following The Transactions” and the financial statements and accompanying notes included elsewhere in this information statement.
(in thousands)	AquaMed Technologies, Inc. as of March 31, 2019
Cash	—
Short-term obligations:
Current maturities of long-term debt
Current maturities of capitalized lease obligations
Total short-term debt and current obligations of long-term debt	—
Long-term obligations:
Total long-term debt
Less: current maturities of long-term debt
Total long-term debt, net of current maturities	—
Stockholders’ equity:
Member’s Deficit	$—
Parent’s Net Investment	225
Preferred stock
Common stock
Additional paid in capital
Accumulated deficit
Accumulated other comprehensive (loss) income
Total equity	225
Total capitalization	$225

SELECTED HISTORICAL FINANCIAL DATA
The following tables present our selected historical financial data for the periods and as of the dates indicated.
Our historical results are not necessarily indicative of future operating results.
You should read this information in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto included elsewhere in this information statement.
Statement of Operations Data:
	Three Months Ended March 31, (unaudited)		Year Ended December 31,
(in thousands)	2019	2018	2018	2017
REVENUES:
Revenue, net of returns, allowances and discounts	$129	$540	$2,213	$1,992
Cost of revenues	237	414	(1,699)	(1,845)
Gross profit	(108)	126	514	147
OPERATING EXPENSES:
Selling, general and administrative	504	495	(2,402)	(1,116)
Total operating expenses	504	495	(2,402)	(1,116)
Loss from operations	(612)	(369)	(1,888)	(969)
OTHER INCOME:
Sundry	—	—	—	—
Total other income	—	—	—	—
LOSS FROM OPERATIONS BEFORE TAX	(612)	(369)	(1,888)	(969)
INCOME TAX BENEFIT	—	—	—	16
NET LOSS	$(612)	$(369)	$(1,888)	$(953)
Balance Sheet Data:
(in thousands)	March 31, 2019	December 31, 2018
	(unaudited)
Consolidated Balance Sheet Data:
Accounts receivable, net	$50	$34
Inventory, net	110	101
Prepaid expenses and other current assets	183	226
Total assets	1,688	739
Total liabilities	1,463	458
Total Parent Net Investment	225	281
Total liabilities and Parent net investment	$1,688	$739

OUR BUSINESS
Our Company
We were incorporated in Delaware on January 13, 2009. We manufacture high water content, electron beam cross-linked, aqueous polymer hydrogels, or gels, used for wound care, medical diagnostics, transdermal drug delivery and cosmetics. We specialize in custom gels by capitalizing on proprietary manufacturing technologies. We have historically served as a contract manufacturer, supplying our gels to third parties who incorporate them into their own products. Our products are manufactured using proprietary and non-proprietary mixing, coating and cross-linking technologies. Together, these technologies enable us to produce gels that can satisfy rigid tolerance specifications with respect to a wide range of physical characteristics (e.g., thickness, water content, adherence, absorption, moisture vapor transmission rate (a measure of the passage of water vapor through a substance) and release rate) while maintaining product integrity. Additionally, we have the manufacturing ability to offer broad choices in the selection of liners onto which the gels are coated. Consequently, our customers are able to determine tolerances in moisture vapor transmission rate and active ingredient release rates while personalizing color and texture. Once the gels are manufactured according to a customer’s specifications, the gels are generally shipped to the customer via a contract carrier (e.g., United Parcel Service, Inc.).
Industry and Markets
Hydrogels are currently being marketed in the U.S. and abroad for the following applications:
•
Drug Delivery. Delivering medication through hydrogel patches has important advantages over traditional methods of drug delivery. Hydrogel patches are less intrusive, painless, allow for pre-planned medication time periods, can potentially release medication in a manner consistent with the body’s own glandular activity (by avoiding dosage spikes and/or digestive alteration), and minimize side effects related to the medication via injection or ingestion.

•
Other Medical Applications. Hydrogel patches are being used for transdermal applications such as hormone replacement therapy and contraception, treatment of acne, shingles, diabetes, motion sickness, treatment of angina with nitroglycerin and treatment of smoking addiction using nicotine and palliatives (i.e., pain relievers).

•
Non-Prescription Therapeutic Applications. Hydrogel patches are also used in the medical community and are also directly marketed to consumers for topical application of over the counter (“OTC”) drugs such as non-prescription acne treatments, pain relievers, diet preparations, cough suppressants, treatment of warts, calluses and corns, and pain relief.

•
Moist Wound and Burn Dressings. Hydrogel dressings have long been used for treating wounds and burns. Clinical trials have demonstrated the benefits of moist wound healing versus traditional dressings. Some of these benefits include immediate anti-inflammatory effects, allowing for freer cell flow and less scarring, increased absorption of exudate, and accelerated healing.

•
Components of Medical Devices. Several medical devices utilize hydrogels as components. These devices include active drug delivery systems such as iontophoresis, warming and cooling devices, and medical electrodes.

•
Cosmetic Applications. Hydrogel patches and applications can deliver cosmetic skin care products to consumers and skin care providers for uses that include moisturizers, face masks, cooling masks and applicators.

Sales and Marketing
We continue to focus on sales and marketing efforts in the United States. As of March 31, 2019, we did not have any employees solely dedicated to sales, however, some of our employees perform in a sales capacity in addition to their other duties.

Competition
To our knowledge, AquaMed is one of three manufacturers using electron beam technology for high performance hydrogels for the wound care, cosmetic and drug delivery industries.
Sources and Availability of Raw Materials; Principal Suppliers
In general, raw materials essential to our business are readily available from multiple sources. For reasons of quality assurance, availability, or cost effectiveness, certain components and raw materials are available only from a sole supplier. The principal suppliers for our raw materials are Berry Global, Inc., DeWolf Chemical, Inc. and Univar Inc. Our policy is to maintain sufficient inventory of components so that our production will not be significantly disrupted even if a particular component or material is not available for a period of time.
Because we have no direct control over these suppliers, interruptions or delays in the products and services provided by these parties may be difficult to remedy in a timely fashion. In addition, if such suppliers are unable or unwilling to deliver the necessary products or raw materials, we may be unable to redesign or adapt our technology to work without such raw materials or products or find alternative suppliers or manufacturers. In such events, we could experience interruptions, delays, increased costs or quality control problems, or be unable to sell the applicable products, all of which could have a significant adverse impact on our revenue.
Other than as discussed above, we believe that, due to the size and scale of production of our suppliers, there should be an adequate supply of raw materials from our other suppliers.
Customers
During the three months ended March 31, 2019, two major customers accounted for approximately 84% of our revenue, with each customer individually accounting for 70% and 14% respectively. We are uncertain as to these customers’ intentions to use our services during the fiscal year ending December 31, 2019. We do not currently have a contract with either customer; our contract manufacturing business, including with respect to these customers, operates on a purchase order basis.
Patents, Proprietary Rights and Trademarks
We own or license trademarks covering our company and our products. We currently hold patent rights to one patent in Europe, which covers the use of lignin for inhibiting restenosis and thrombosis formation, and coated medical devices where the coating includes lignin. These patent rights are set to expire in September 2021. In addition, in connection with the Internal Reorganization, we expect to receive an exclusive license with right to sub-license from Specialty Pharmaceutical Products, L.L.C. (which is presently held by Adynxx) to two issued patents, one in the U.S. and one in Europe, which cover technology relating to a transdermal patch containing transcutol. The transdermal patch is effective to deliver lidocaine to a patient. These licensed patent rights are expected to expire in April 2032. We also rely upon trade secrets and continuing technological innovations to develop and maintain our competitive position.
Government Regulation
Product Regulation.   Under the Federal Food, Drug and Cosmetic Act, medical devices are classified by the FDA into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. While some applications of hydrogels fall under the jurisdiction of the FDA, hydrogels are generally classified as Class I exempt devices and the majority of the hydrogel products that we manufacture are thereby exempt from the FDA filing of any regulatory submissions and/or pre-market notification requirements. To the extent that any FDA regulatory submissions are required, we will be required to file these submissions and maintain all appropriate documentation. With respect to registering the manufacturing facility with the FDA under the Code of Federal Regulations, 21 CFR 820.1, Scope: Part A, it is stated that the regulation does not apply to manufacturers of component parts of finished devices. Currently, hydrogels are sold as component parts to various medical device/cosmetic manufacturers.

Quality Assurance Requirements.   The FDA enforces regulations to ensure that the methods used in, and the facilities and controls used for, the manufacture, processing, packing and holding of drugs and medical devices conform with current good manufacturing practice (CGMP). The CGMP regulations enforced by the FDA are comprehensive and cover all aspects of manufacturing operations, from receipt of raw materials to finished product distribution, insofar as they bear upon whether drugs meet all the identity, strength, quality and purity characteristics required of them. The CGMP regulations for devices, called the Quality System Regulation, are also comprehensive and cover all aspects of device manufacture, from pre-production design validation to installation and servicing, insofar as they bear upon the safe and effective use of the device and whether the device otherwise meets the requirements of the Federal Food, Drug and Cosmetic Act. To assure compliance requires a continuous commitment of time, money and effort in all operational areas.
The FDA also conducts periodic inspections of drug and device registered facilities to assess their current CGMP status. If the FDA were to find serious non-compliant manufacturing or processing practices during such an inspection, it could take regulatory actions that could adversely affect our business, results of operations, financial condition and cash flows. With respect to domestic establishments, the FDA could initiate product seizures or in some instances require product recalls and seek to enjoin a product’s manufacture and distribution. In certain circumstances, violations could support civil penalties and criminal prosecutions. In addition, if the FDA concludes that a company is not in compliance with CGMP requirements, sanctions may be imposed that include preventing that company from receiving the necessary licenses to export its products and classifying that company as an “unacceptable supplier”, thereby disqualifying that company from selling products to federal agencies.
We conduct audits of our outside manufacturers and believe that we and our suppliers and outside manufacturers are currently in compliance with CGMP requirements. We are currently registered as a device manufacturer and human tissue distributor with the FDA and we intend to register as a drug facility with the FDA when we are required to do so.
Environmental Regulation.   We are subject to various laws and governmental regulations concerning environmental matters and employee safety and health in the U.S. and other countries. We have made, and continue to make, significant investments to comply with these laws and regulations. We cannot predict the future capital expenditures or operating costs required to comply with environmental laws and regulations. We believe that we are currently compliant with applicable environmental, health and safety requirements in all material respects. However, we cannot assure you that current or future regulatory, governmental, or private action will not have a material adverse effect on our performance, results or financial condition.
In the future, if a loss contingency related to environmental matters, employee safety, health or conditional asset retirement obligations is recognized, we would record a liability for the obligation and it may result in a material impact on net income for the annual or interim period during which the liability is recorded. The investigation and remediation of environmental obligations generally occur over an extended period of time, and therefore we do not know if these events would have a material adverse effect on our financial condition, liquidity, or cash flow, nor can we assure you that such liabilities would not have a material adverse effect on our performance, results or financial condition.
Federal and State Anti-kickback, Self-referral, False Claims and Similar Laws.   Our relationships with physicians, hospitals and the marketers of our products are subject to scrutiny under various federal anti-kickback, self-referral, false claims and similar laws, often referred to collectively as healthcare fraud and abuse laws. Healthcare fraud and abuse laws are complex, and even minor, inadvertent violations can give rise to claims that the relevant law has been violated. Certain states have similar fraud and abuse laws, imposing substantial penalties for violations. Any government investigation or a finding of a violation of these laws would likely result in a material adverse effect on the market price of our common stock, as well as our business, financial condition and results of operations. We believe that we are currently compliant with applicable anti-kickback, self-referral, false claims in all material respects.
Research and Development Costs
For the years ended December 31, 2018 and 2017, we did not incur any research and development costs.

We intend to commit capital resources to research and development only as our cash resources allow. We have incurred all costs associated with the launch of our proprietary products and will only require research and development expenses for product enhancements and modifications and to obtain additional reimbursement coverage, which we do not expect to be significant.
Employees
As of March 31, 2019, we had six full-time employees. Of these employees, two are involved with finance, sales, marketing, and administration and four are involved with manufacturing and regulatory matters. Our employees are not represented by a labor union or other collective bargaining groups, and we consider relations with our employees to be good. We currently plan to retain and utilize the services of outside consultants for additional research, testing, regulatory, legal compliance and other services on an as needed basis.
Properties
We maintain a combined corporate office and manufacturing facility in Langhorne, Pennsylvania, where we lease approximately 16,500 square feet of office and manufacturing space. Our lease expires on January 31, 2026. We believe that our facility is well maintained and are suitable and adequate for our current needs.
Legal Proceedings
From time to time, we may become involved in lawsuits, investigations and claims that arise in the ordinary course of business. As of the date of this information statement, we are not a party to any litigation whereby the outcome of such litigation, if determined adversely to us, would materially affect our financial position, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion and analysis is intended to help prospective investors understand our business, financial condition, results of operations, liquidity and capital resources. You should read this discussion in conjunction with our combined financial statements and related notes thereto included elsewhere in this information statement.
The statements in this discussion regarding industry outlook, expectations regarding our future performance, liquidity and capital resources and other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Actual results may differ materially from those contained in any forward-looking statements.
The AquaMed Financial Statements and unaudited Interim Condensed Financial Statements, discussed below, reflect the AquaMed financial condition, results of operations, and cash flows. The financial information discussed below and included in this information statement, however, may not necessarily reflect what the AquaMed financial condition, results of operations, or cash flows would have been had AquaMed been operated as a separate, independent entity during the periods presented, or what the AquaMed financial condition, results of operations, and cash flows may be in the future.
Overview
We manufacture a high-water content, electron beam cross-linked, aqueous polymer hydrogels, or gels, used for wound care, medical diagnostics, transdermal drug delivery and cosmetics. We believe that we are one of the leading manufacturers of high-performance gels in the United States. We specialize in custom gels by capitalizing on proprietary manufacturing technologies. We have historically served as a contract manufacturer, supplying our gels to third parties who incorporate them into their own products. Our contract manufacturing business provides custom hydrogels to the OEM market.
Liquidity and Capital Resources
As of March 31, 2019, we had no cash and cash equivalents as we are a carve out of Adynxx, Inc.’s (formerly known as Alliqua BioMedical, Inc.) contract manufacturing business, all cash management and other treasury-related functions on a centralized basis for all of its divisions, were performed by Adynxx.
Net cash used in operating activities was $0.6 million and $0.6 million for the three months ended March, 2019 and 2018, respectively.
Net cash used in financing activities for the three months ended March 31, 2019 and 2018 consisted of the advances from the Parent, Adynxx.
At March 31, 2019, current assets totaled $0.3 million and current liabilities totaled $0.5 million, as compared to current assets totaling $0.4 million and current liabilities totaling $0.4 million at December 31, 2018. As a result, we had working capital deficit of  $0.1 million at March 31, 2019 compared to working capital of  $0 at December 31, 2018.
The Company expects to continue incurring losses for the foreseeable future and will need to raise additional capital to support ongoing operations.
Management is evaluating all options to raise sufficient funds to fund the Company’s working capital requirements through equity offerings. There can be no assurances, however, that management will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtained on terms satisfactory to the Company. The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital and achieve profitable operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

Results of Operations
Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017
Revenues, net.   For the year ended December 31, 2018 revenues increased by $0.2 million, or 11%, to $2.2 million from $2.0 million for the year ended December 31, 2017. The increase in our overall revenue was due to an increase in orders from contract manufacturing customers.
Gross profit.   Our gross profit was $0.514 million for the year ended December 31, 2018 compared to $0.147 million for the year ended December 31, 2017. The improved results for the year ended December 31, 2018, as compared to the year ended December 31, 2017 was primarily due to a customer mix shifting toward higher margin projects and a stricter emphasis on manufacturing operating efficiency. Gross margin was approximately 23% for the year ended December 31, 2018. Gross margin was approximately 7% for the year ended December 31, 2017.
The components of cost of revenues are as follows for the years ended December 31, 2018 and 2017 (in thousands):
	Year Ended December 31,
	2018	2017
Cost of revenues
Materials and finished products	$620	$674
Stock-based compensation	33	45
Compensation and benefits	387	481
Depreciation and amortization	289	288
Equipment, production and other expenses	370	357
Total cost of revenues	$1,699	$1,845
Selling, general and administrative expenses.   The following table highlights selling, general and administrative expenses by type for the years ended December 31, 2018 and 2017 (in thousands):
	Year Ended December 31,
	2018	2017
Selling, general and administrative expenses
Compensation and benefits	$464	$184
Stock-based compensation	173	198
Other expenses and professional fees	1,765	734
Total selling, general and administrative expenses	$2,402	$1,116
Selling, general and administrative expenses increased by $1.3 million to $2.4 million for the year ended December 31, 2018, as compared to $1.1 million for the year ended December 31, 2017. The increase in selling, general and administrative expenses is directly attributable to higher professional fees related to legal and consulting fees.
Compensation and benefits increased by $0.3 million to $0.5 million for the year ended December 31, 2018, as compared to $0.2 million for the year ended December 31, 2017. The increase in compensation and benefits was primarily due to the change in employees’ roles and allocation in 2018 compared to 2017.
Stock-based compensation decreased by $0.025 million, to $0.173 million for the year ended December 31, 2018, as compared to $0.198 million for the year ended December 31, 2017. The decrease in stock-based compensation is primarily due to a reduced amount of unvested employee stock options outstanding.

Other expenses and professional fees decreased by $0.2 million to $0.7 million for the year ended December 31, 2017 from $0.9 million for the year ended December 31, 2016. Other selling, general and administrative expenses consist of costs associated with our selling efforts and general management, including information technology, travel, training and recruiting. The decrease is due to lower legal and consulting fees.
Income tax benefit.   During the year ended December 31, 2017, we recorded an income tax benefit of approximately $16,000. The income tax benefit is primarily attributable to the impairment of goodwill assets. During the year ended December 31, 2016, we recorded an income tax benefit of approximately $64,000.
On December 22, 2017 the U.S. government enacted significant changes to federal tax law following the passage of the Tax Cuts and Jobs Act (“the Act”). The Act significantly changes the U.S. corporate tax system. The Company has reasonably estimated the accounting for the effects of the Act during the year ended December 31, 2017. Our financial statements for the year ended December 31, 2017 reflect certain effects of the Act including a reduction in the corporate tax rate from 34% to 21%. As we have recorded a full valuation allowance against our net deferred tax assets as of December 31, 2017, these changes have no impact on the income tax benefit for year ending December 31, 2017. Given the significant changes resulting from and complexities associated with the Act, the financial impacts for the fourth quarter and full year 2017 are provisional and subject to further analysis, interpretation and clarification of the Act, which could result in changes to these estimates during 2018. The Company will reflect any adjustments to the provisional amounts within one year from the enactment date of the Act, if applicable. For additional discussion of the impact on the income tax provision, other income tax balances and related disclosures, see “Note 8 — Income Taxes” in the Notes accompanying the audited Financial Statements.
Three Months Ended March 31, 2019 Compared to the Three Months Ended March 31, 2018
Revenues, net.   For the three months ended March 31, 2019 revenues decreased by $0.4 million, to $0.1 million from $0.5 million for the three months ended March 31, 2018. The decrease in our overall revenue was due to a decrease in orders fulfilled for our contract manufacturing customers.
Gross profit.   Our gross loss was $-0.1 million for the three months ended March 31, 2019 compared to gross profit of  $0.1 million for the three months ended March 31, 2018. The results for the three months ended March 31, 2019, as compared to the three months ended March 31, 2018 was primarily due to the lower volume of contract manufacturing fulfilled orders. Gross margin was unfavorable for the three months ended March 31, 2019. Gross margin was approximately 23% for the three months ended March 31, 2018.
The components of cost of revenues are as follows for the nine months ended March 31, 2019 and 2018 (in thousands):
	Three Months Ended March 31,
	2019	2018
Materials and finished products	$25	$48
Stock-based compensation	—	14
Compensation and benefits	93	104
Depreciation and amortization	28	143
Equipment, production and other expenses	91	105
Total cost of revenues	$237	$414

Selling, general and administrative expenses.   The following table highlights selling, general and administrative expenses by type for the three months ended March 31, 2019 and 2018 (in thousands):
	Three Months Ended 31,
	2019	2018
Selling, general and administrative expenses
Compensation and benefits	$126	$130
Other expenses and professional fees	378	365
Total selling, general and administrative expenses	$504	495
Selling, general and administrative expenses increased by $9K, to $504K for the three months ended March 31, 2019, as compared to $495K for the three months ended March 31, 2018.
Compensation and benefits decreased by $4K, to $126K for the three months ended March 31, 2019, as compared to $130K for the three months ended March 31, 2018. The decrease in compensation and benefits was primarily due to the decrease in the average number of full-time employees in 2019 compared to 2018. Other expenses and professional fees increased by $12K to $378K for the three months ended March 31, 2019, as compared to $365K for the three months ended March 31, 2018. Other expense and professional fees consisted of costs associated with our general management, including information technology, legal fees, travel and consulting fees. The increase is primarily due to higher legal and consulting expenses.
Other expenses and professional fees increased by $1.031 million to $1.765 million for the year ended December 31, 2018 from $0.734 million for the year ended December 31, 2017. Other selling, general and administrative expenses consist of costs associated with our selling efforts and general management, including information technology, travel, training and recruiting. The increase is due to higher legal and consulting fees.
Income tax benefit.   During the year ended December 31, 2018, we recorded income tax expense of $0. During the year ended December 31, 2017, we recorded an income tax benefit of approximately $16,000 which was primarily attributable to the impairment of goodwill assets.
The United States enacted the Tax Cuts and Jobs Act (“Act”) on December 22, 2017, most provisions of which took effect in years beginning after December 31, 2017. The Act made substantial changes to U.S. taxation of corporations, including a reduction in the U.S. federal corporate income tax rate from 34% to 21% and changes to limitations on the deductibility of executive compensation. The effect on deferred tax assets and liabilities of a change in law or tax rates is recognized in income in the period that includes the enactment date.
After the enactment of the Act, the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. In our financial statements for the period ended December 31, 2017, we calculated an estimate of the impact of the Act related to the remeasurement of our net U.S. deferred tax asset due to the change in U.S. federal corporate income tax rate. As we have recorded a full valuation allowance against our net deferred tax assets as of December 31, 2017, these changes have no impact on the income tax benefit for year ending December 31, 2017. During the quarter ended December 31, 2018, the Company completed the accounting for the income tax effects of the Act, which resulted in an immaterial change in the net deferred tax asset, before valuation allowance, as of the enactment date. For additional discussion of the impact on the income tax provision, other income tax balances and related disclosures, see “Note 9 — Income Taxes” in the Notes accompanying the audited Consolidated Financial Statements.

Off Balance Sheet Arrangements
As of March 31, 2019, we had no off-balance sheet arrangements in the nature of guarantee contracts, retained or contingent interests in assets transferred to unconsolidated entities (or similar arrangements serving as credit, liquidity or market risk support to unconsolidated entities for any such assets), or obligations (including contingent obligations) arising out of variable interests in unconsolidated entities providing financing, liquidity, market risk or credit risk support to us, or that engage in leasing, hedging or research and development services with us.
Critical Accounting Policies
Our critical accounting policies are described in the notes to our financial statements for the year ended December 31, 2018 and included elsewhere herein.
Recent Accounting Pronouncements
Recently issued accounting pronouncements are addressed in Note 1 in the notes to our financial statements for the year ended December 31, 2018 and included elsewhere herein.

DESCRIPTION OF MATERIAL INDEBTEDNESS
AquaMed does not any material debt obligations.

MANAGEMENT OF THE COMPANY FOLLOWING THE TRANSACTIONS
The following table presents information concerning the individuals who are expected to serve as our executive officers and directors, and their anticipated titles, following the Spin-Off, including a brief summary of the business experience of each of them.
Name	Age	Position
Executive Officers
Avani V. Kanubaddi	47	Chief Executive Officer
Joe Williams	55	Interim Chief Financial Officer
Greg Robb	52	Vice President of Operations
Directors
David Johnson	60	Executive Chairman
Executive Officers
Avani V. Kanubaddi, Chief Executive Officer
Mr. Kanubaddi is an entrepreneur and business leader who has a deep passion for Health and Healing. Mr. Kanubaddi began his 20+ year career in the Healthcare Industry at two leading companies – Wyeth Consumer Healthcare (now Pfizer Consumer Healthcare) and Bristol Myers Squibb's ConvaTec Division. While working on market leading OTC brands like Advil, Centrum and Chapstick; Medical Devices and Hospital Businesses including Aloe Vesta, DuoDerm and Sur-Fit Natura; Mr. Kanubaddi held positions of increasing responsibility across the functional areas of Brand Management, Sales, New Product Development and New Ventures. After his corporate career, Mr. Kanubaddi founded Welmedix Consumer Healthcare to develop innovative solutions to improve health and healing through the convergence of medicine and technology with an eye towards Whole Person wellness. During his tenure, he led the company to develop three unique brands with patented solutions, gaining distribution in over 20,000 retail outlets, including Walmart, Walgreens, CVS and others. After building some of the fastest growing brands in their respective categories, Welmedix entered into agreement in the first quarter of 2019 to sell its major brands to a Private-Equity backed healthcare company. Mr. Kanubaddi holds an MBA in Finance from Columbia Business School and BS in Marketing from Miami University. Mr. Kanubaddi also serves on the Board of Directors for the Consumer Healthcare Products Association (CHPA), the leading Industry trade group for Consumer Healthcare in the US.
Joe Williams, Interim Chief Financial Officer
Joe Williams joined AquaMed in April 2019 as Controller, bringing 14 years of financial management and reporting experience in the biopharma and healthcare sectors. Prior to joining AquaMed, Joe served as controller of Echo Therapeutics, a dermal glucose device startup and Adolor Corporation, a pain management biopharma startup. His career spans over 25 years in the finance field, starting as a cost accountant in the metals and semiconductor industries. Mr. Williams obtained his BBA in Accounting from Temple University, Philadelphia, PA.
Greg Robb, Vice President of Operations
Mr. Robb has 29 years of experience in the electron beam processing industry with the last 22 years producing electron beam cross-linked hydrogels. Mr. Robb designed the layout and coordinated and supervised the construction of the AquaMed facility. He is responsible for the oversight of product development, production, process improvements and the primary customer contact. He has co-authored patents for processing machinery and transdermal patches. Mr. Robb is a graduate of Trenton State College with a degree in Mechanical Engineering.

Board of Directors
David I. Johnson, Executive Chairman
Mr. Johnson served on the board of directors of Pre-Adynxx Merger Alliqua from November 2012 to the consummation of the Adynxx Merger and served as the President and Chief Executive Officer of Alliqua from February 2013 to the consummation of the Adynxx Merger. Mr. Johnson currently serves on the board of directors of Adynxx. Mr. Johnson was formerly President of the ConvaTec Division of Bristol-Myers Squibb, Inc. until 2008 when he orchestrated a sale of the division from its pharmaceutical parent to Avista Capital Partners and Nordic Capital in a deal valued at $4.1 billion. Concurrently, he acquired and integrated the assets of Copenhagen-based Unomedical to expand ConvaTec Inc.’s manufacturing and infrastructure into Europe. From 2008 through 2012, Mr. Johnson served as the Chief Executive Officer of ConvaTec Inc. Prior to his tenure with ConvaTec Inc., Mr. Johnson held several senior positions in the U.S., Europe and Canada with Zimmer Inc., Fisher Scientific, and Baxter Corporation. He served as a member of ConvaTec Inc.’s board of directors and the board of the Advanced Medical Technology Association (AdvaMed), where he chaired the Global Wound Sector Team for four years. Mr. Johnson received an Undergraduate Business Degree in Marketing from the Northern Alberta Institute of Technology in Edmonton, Alberta, Canada, completed the INSEAD Advanced Management Program in Fontainbleau, France, and is a fellow from the Wharton School of the University of Pennsylvania. Mr. Johnson’s extensive experience in the pharmaceutical and biotechnology fields, as well as his executive leadership experience, make him an asset that will serve as a bridge between the board of directors and our executive officers.
Family Relationships
There are no family relationships among any of AquaMed’s directors or executive officers.
Our Board of Directors Following the Spin-Off and Director Independence
Immediately following the Spin-Off, we expect that our Board of Directors will be comprised of one (1) director. The corporate governance standards of the Nasdaq Capital Market require that the board have a majority of independent directors. Based upon information requested from and provided by Mr. Johnson concerning his background, employment and affiliations, including family relationships, we have determined that Mr. Johnson, due to his prior position as the chief executive officer and director of AquaMed, is not “independent” as that term is defined under the rules of Nasdaq Listing Rule 5605. We intend to appoint one or more independent directors as soon as practicable following the Spin-Off in connection with forming an independent audit committee of the Board of Directors.
Audit Committee
We do not expect to have an audit committee immediately following the Spin-Off, and accordingly, our Board of Directors will perform the principal functions of an audit committee. In addition, we will not have an audit committee financial expert on our Board of Directors. We believe that we do not need an audit committee financial expert because the cost of hiring an audit committee financial expert to act as one of our directors and to be a member of an audit committee outweighs the benefits of having an audit committee financial expert at this time.
We intend to appoint one or more independent directors as soon as practicable following the Spin-Off in connection with forming an independent audit committee of the Board of Directors. The responsibilities of our audit committee will be more fully described in our Audit Committee charter once an audit committe has been established. We anticipate that our audit committee will, among other duties:
•
oversee financial reporting, accounting, control and compliance matters;

•
appoint and evaluate the independent auditor;

•
review with the internal and independent auditors the scope, results and adequacy of their audits and effectiveness of internal controls;

•
review material financial disclosures;

•
pre-approve all audit and permitted non-audit services;

•
annually review our compliance programs and receive regular updates about compliance matters;

•
annually review our disclosure controls and procedures; and

•
review and make recommendations to our Board of Directors about related-person transactions.

Compensation Committee
Immediately following the Spin-Off, our Board of Directors will perform the principal functions of a compensation committee. Until a formal compensation committee is established, our Board of Directors will continue to review all forms of compensation provided to our executive officers, director, consultants and employees. We plan to form a compensation committee as soon as practicable following the Spin-Off. The responsibilities of our compensation committee will be more fully described in our compensation committee charter once a compensation committee has been established, and we anticipate that they will include, among other duties:
•
approving and recommending full Board of Directors approval of the CEO’s compensation based upon an evaluation of the CEO’s performance by the independent directors;

•
reviewing and approving senior management’s compensation;

•
administering incentive and equity compensation plans and, in consultation with senior management, approving compensation policies; and

•
reviewing executive compensation disclosures and the annual compensation risk assessment.

Nominating/Corporate Governance Committee
We do not expect to have a nominating/corporate governance committee immediately following the Spin-Off, and accordingly, our Board of Directors will perform the principal functions of a nominating/corporate governance committee. We have elected not to have a nominating/corporate governance committee because we do not believe one has been necessary or cost efficient for a company of our size. The responsibilities of our nominating/corporate governance committee will be more fully described in our nominating/corporate governance committee charter once a nominating/corporate governance committee has been established, and we anticipate that they will include, among other duties:
•
monitoring our Board of Directors’ structure and operations;

•
setting criteria for Board of Directors membership;

•
searching for and screening candidates to fill Board of Directors vacancies and recommend candidates for election;

•
evaluating director and Board of Directors performance and assess Board of Directors composition and size;

•
evaluating our corporate governance process; and

•
recommending to our Board of Directors whether to accept the resignation of incumbent directors that fail to be re-elected in uncontested elections.

Compensation Committee Interlocks and Insider Participation
None of our executive officers has served as a member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as one of our directors.
Codes of Conduct
We are committed to high standards of ethical conduct and professionalism. Immediately upon the completion of the Spin-Off, we will adopt a Code of Business Conduct that confirms our commitment to ethical behavior in the conduct of all our activities. The Code of Business Conduct will apply to all our directors, all our officers (including our CEO, CFO and Principal Accounting Officer) and employees and it will set forth our policies and expectations on a number of topics including avoiding conflicts of interest, confidentiality, insider trading, protection of AquaMed and customer property and providing a proper and professional work environment. We expect to continue to follow the same corporate governance practices immediately following the Distribution.
Director Nomination Process
We intend to adopt corporate governance principles designed to assure excellence in the execution of the Board of Directors’ duties. These principles will be outlined in Corporate Governance Guidelines which, in conjunction with our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, Code of Business Conduct, Board of Directors committee charters and related policies will form the framework for the effective governance of AquaMed. Our Corporate Governance Guidelines will be available on our website immediately following the Spin-Off.
Communicating with the Board or Chairman
After the Spin-Off, stockholders and other interested parties may communicate with the Board of Directors, individual directors, the non-management directors as a group, or with the Chairman, by writing in care of the Corporate Secretary, AquaMed Technologies, Inc., 2150 Cabot Boulevard West, Suite B, Langhorne, PA 19047. The Corporate Secretary will review all submissions and forward to members of the Board of Directors all appropriate communications that in the Corporate Secretary’s judgment are not offensive or otherwise objectionable and do not constitute commercial solicitations.

EXECUTIVE COMPENSATION
Summary
This section discusses the anticipated compensation to be paid by us to our executive officers following the Spin-Off for our fiscal year beginning January 1, 2019 and ending December 31, 2019 (“Fiscal 2019”).
Historical Compensation of Executive Officers Prior to the Spin-Off
Mr. Johnson served as AquaMed’s chief executive officer during its last completed fiscal year and will remain in this role until the Spin-Off is consummated. Mr. Johnson did not receive any compensation for his service as an executive officer of AquaMed during its last completed fiscal year. Messrs. Kanubaddi, Williams and Robb were not employed by AquaMed during its last completed fiscal year and therefore none of their historical compensation is discussed in this section.
Executive Officers and Compensation Going Forward
Following the Spin-Off, we expect the following individuals to become our executive officers:
•
Avani V. Kanubaddi, is expected to become our Chief Executive Officer;

•
Joe Williams, is expected to serve as our interim Chief Financial Officer; and

•
Greg Robb, is expected to serve as our Vice President of Operations.

Following the Spin-Off, we plan to form our own board-level compensation committee (our “Compensation Committee”) that will be responsible for approving and overseeing our executive compensation programs. We expect to adopt a long-term equity-based incentive program and to offer post-employment benefits and severance programs similar to the programs that existed at Adynxx prior to the Spin-Off. Following the Spin-Off, our Compensation Committee will review and monitor the effect of the Spin-Off on our executive compensation programs, and may make any adjustments it deems appropriate based on the Spin-Off or any other factors.
Following the Spin-off, our Board of Directors, with the assistance of the Compensation Committee, expects to consider appropriate annual and long-term incentive targets and total compensation packages for our executive officers.
Treatment of Outstanding Adynxx Equity Awards
Any outstanding Adynxx employee equity awards will be unaffected by the Spin-Off. Any Adynxx equity awards held by individuals who are or become our employees in connection with the Spin-Off (including Mr. Johnson) will not see any adjustment in connection with the Spin-Off.
AquaMed Employee Equity Plan
2019 Long-Term Incentive Plan
On March 8, 2019, our stockholders approved the 2019 Long-Term Incentive Plan (the “2019 Plan”), which was adopted by our board of directors on March 8, 2019. The 2019 Plan provides for the granting of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, restricted stock units, performance awards, dividend equivalent rights, and other awards, which may be granted singly, in combination, or in tandem, and which may be paid in cash, shares of our common stock, or a combination of cash and shares of our common stock. We have reserved a total of 2,000,000 shares of our common stock for awards under the 2019 Plan. The maximum number of shares of common stock that may be delivered pursuant to incentive stock options under the 2019 Plan is 2,000,000 shares and the maximum number of shares of common stock with respect to which stock options or stock appreciation rights may be granted to an executive officer during any calendar year is 115,000 shares of common stock.
The purpose of the 2019 Plan is to provide an incentive to attract and retain the services of key employees, key contractors, and outside directors whose services are considered valuable, to encourage a sense of proprietorship and to stimulate active interest of such persons in our development and financial success. The 2019 Plan is intended to serve as an “umbrella” plan for us and our subsidiaries worldwide. Therefore, if so required, appendices may be added to the 2019 Plan in order to accommodate local regulations in foreign countries that do not correspond to the scope of the 2019 Plan.
The 2019 Plan will become effective immediately prior to the consummation of the Spin-Off. Unless terminated earlier by the board of directors, the 2019 Plan will expire on the tenth anniversary of its effective date. No award may be made under the 2019 Plan after its expiration date, but awards made prior thereto may extend beyond that date.
Employment Agreements
We do not expect to enter into employment agreements with our executive officers. The expected terms of our executive compensation program for periods after the Spin-Off are set forth above under the heading “Executive Officers and Compensation Going Forward.” In addition, such compensation arrangements would be subject to review and approval of our Compensation Committee.
Director Compensation
Mr. Johnson is the sole current member of our board of directors. Mr. Johnson did not receive any compensation from AquaMed for his service as a director of AquaMed for the 2018 fiscal year. As discussed above under the heading “Our Board of Directors Following the Spin-Off and Director Independence,” we intend to appoint one or more independent directors as soon as possible following the Spin-Off. The following table summarizes the anticipated annual cash compensation to our non-employee directors for Fiscal 2019, subject to approval by the Compensation Committee.
Cash Compensation
Position	Cash retainer amount*
Member of Board of Directors	$35,000
Chairman of the Board of Directors	$25,000
Audit Committee Chair	$10,000
Compensation Committee Chair	$7,500
Nominating and Governance Committee Chair	$7,500
Committee Member	$2,500

*
Board chair and committee chair or member fees are in addition to the payment for serving as a member of the board of directors.

Equity Compensation
For Fiscal 2019, we expect that each non-employee director will receive an annual equity grant equal to $10,000 of shares of common stock as of the grant date, which will vest annually in equal amounts for serving on our board of directors. These equity awards will be reviewed annually by our Compensation Committee and are subject to change following such review.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
AquaMed Agreements with Adynxx
Following the Distribution, Adynxx will not own any of our shares and we will operate independently of Adynxx. In addition, we do not expect to depend on Adynxx to conduct our business following the Distribution. In order to govern the ongoing relationships between us and Adynxx after the Spin-Off, we and Adynxx entered into an Asset Contribution and Separation Agreement and a Tax Matters Agreement and intend to enter into an Assumption Agreement. These agreements provide for various rights following the Spin-Off and require us and Adynxx to indemnify each other against certain liabilities arising from our respective businesses. For a summary of the terms of these agreements, see “The Asset Contribution and Separation Agreement and the Ancillary Agreements”. Following the Distribution, Mr. David Johnson will continue serving as a director of Adynxx. Accordingly, transactions with Adynxx may continue to constitute related party transactions under SEC rules and under our related party transactions policy.
Related Party Transaction Policy
Our Board of Directors intends to adopt a written policy requiring the approval by the Nominating/Corporate Governance Committee of all transactions in excess of  $120,000 between AquaMed and any related person. For the purposes of this policy, a related person is any person who was in any of the following categories at any time during the fiscal year: (i) a director or executive officer of AquaMed; (ii) any nominee for director; (iii) any immediate family member of a director or executive officer, or of any nominee for director (immediate family members are any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such director, executive officer or nominee for director, and any person (other than a tenant or employee) sharing the household of such director, executive officer or nominee for director and any person who was in any of the following categories when a transaction in which such person had a direct or indirect material interest occurred or existed); (iv) any beneficial owner of more than 5% of AquaMed’s common stock; or (v) any immediate family member of any such beneficial owner. A transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships. In determining whether to approve an interested transaction, the Nominating/Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director will participate in any discussion or approval of an interested transaction for which he or she (or an immediate family member) is a related party, except that the director will provide all material information concerning the interested transaction to the Nominating/Corporate Governance Committee. For as long as there are any members of our Board of Directors associated with or employed by Adynxx, each will recuse himself or herself from decisions by our Board of Directors regarding matters relating to Adynxx including matters relating to the agreements between us and Adynxx described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
EXECUTIVE OFFICERS
As of the date of this information statement, Adynxx beneficially owns all the outstanding shares of our common stock. After the Spin-Off, Adynxx will not own any shares of our common stock. The following table provides information regarding the anticipated beneficial ownership of our common stock following consummation of the Spin-Off and all transactions to be consummated in connection therewith or conditioned thereon, by:
•
each of our stockholders who we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding common stock;

•
each of our directors following the Spin-Off;

•
each of our executive officers following the Spin-Off; and

•
all of our directors and executive officers following the Spin-Off as a group.

Except as otherwise noted below, we based the share amounts on each person’s beneficial ownership of Adynxx common stock on June 14, 2019.
To the extent our directors and executive officers own Adynxx common stock at the Record Date of the Spin-Off, they will participate in the Distribution on the same terms as other holders of Adynxx common stock.
Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities he, she or it holds.
Immediately following the Spin-Off, we estimate that 5,005,211 shares of our common stock will be issued and outstanding.
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage Beneficially Owned(2)
5% Owners
Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	804,610(3)	16.1%
Officers and Directors
Avani V. Kanubaddi	—	—
Joe Williams	—	—
Greg Robb	4,446	*
David I. Johnson	172,591	3.4%
All executive officers and directors of the Company, as a group	177,037	3.5%

*
Represents ownership of less than 1%

(1)
Unless otherwise indicated, the address of each person or group is c/o AquaMed Technologies, Inc., 2150 Cabot Boulevard, West, Suite B, Langhorne, PA 19067.

(2)
Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of June 14, 2019. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(3)
Based on information contained in Amendment No. 8 to Schedule 13D filed with the SEC on June 27, 2017 reporting beneficial ownership of Adynxx shares. Celgene Corporation is a publicly traded corporation listed on Nasdaq.

DESCRIPTION OF OUR CAPITAL STOCK
General
Prior to the Distribution, Adynxx, as our sole stockholder, will approve and adopt our Amended and Restated Certificate of Incorporation, and our Board of Directors will approve and adopt our Amended and Restated Bylaws. The following summarizes information concerning our capital stock, including material provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and certain provisions of Delaware law. You are encouraged to read our form of Amended and Restated Certificate of Incorporation and our form of Amended and Restated Bylaws, which are filed as exhibits to our Registration Statement on Form 10, of which this information statement is part, for greater detail with respect to these provisions.
Authorized Capital Stock
Immediately following the Spin-Off, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of  “blank check” preferred stock, par value $0.001 per share.
Shares Outstanding
Immediately following the Spin-Off, we estimate that 5,005,211 shares of our common stock will be issued and outstanding.
Common Stock
Dividend Rights
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds. See “Dividend Policy.”
Voting Rights
Except as required by law or matters relating solely to the terms of preferred stock, each outstanding share of common stock will be entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock shall have no cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our Board of Directors and as otherwise provided in our Amended and Restated Certificate of Incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon.
Liquidation
In the event of the liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.
Rights and Preferences
Holders of our common stock have no preemptive, conversion, subscription or other rights, and there is no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock
The Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by the shareholders, to issue from time to time shares of preferred stock in one or more series. Preferred stock may be convertible into shares of our common stock or other series of preferred stock. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of preferred stock by our Board of Directors may result in such shares having dividend or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.
Prior to the issuance of shares of each series of preferred stock, the Board of Directors is required by the Delaware General Corporation Law and our certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions. Once designated by our Board of Directors, each series of preferred stock may have specific financial and other terms.
Delaware Anti-Takeover Law and Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Delaware Anti-Takeover Law
We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:
•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•
subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
subject to exceptions, any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.
The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders. Our Amended and Restated Certificate of Incorporation and Bylaws do not opt out of Section 203.
Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.
Certificate of Incorporation and Bylaws
Provisions of our Amended and Restated Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Amended and Restated Certificate of Incorporation and Bylaws:
•
permit our board of directors to issue up to 5,000,000 shares of preferred stock, without further action by the shareholders, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

•
provide that the authorized number of directors may be changed only by resolution of a majority of the total number of authorized directors whether or not there exist any vacancies in the previously authorized directorships (the “Whole Board”);

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•
provide that special meetings of our shareholders may be called only by the the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board or holders of a majority of the outstanding voting power of the shares of capital stock of the Company; and

•
set forth an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of shareholders.

Limitation on Liability and Indemnification of Directors and Executive Officers
Our Amended and Restated Certificate of Incorporation will limit our directors’ liability to the fullest extent permitted under Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•
for any breach of a director’s duty of loyalty to us and our stockholders;

•
for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
under Section 174 of the Delaware General Corporation Law (unlawful payment of dividends or redemption of shares); or

•
for any breach of a director’s duty of loyalty to us or our stockholders.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Delaware law provides, and our Amended and Restated Bylaws will provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.
We intend to maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for certain actions taken in their capacities as directors and officers. We believe that these provisions in our Amended and Restated Certificate of Incorporation and Bylaws and any such insurance policy are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock are available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Choice of Forum
Our Amended and Restated Bylaws will provide that the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee to us or our stockholders; (iii) any action asserting a claim against us or any director or officer or other employee arising pursuant to any provision of the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws (in each case, as may be amended from time to time); (iv) any action asserting a claim against us or any director or officer or other employee of governed by the internal affairs doctrine; or (v) any other internal corporate claim as defined in Section 115 of the Delaware General Corporation Law or any successor provision, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware). Specifically, the sole and exclusive forum for such legal actions shall be (i) first, the Court of Chancery of the State of Delaware, (ii) second, if the Court of Chancery of the State of Delaware lacks jurisdiction, the Superior Court of the State of Delaware, or (iii) third, if the Superior Court of the State of Delaware lacks jurisdiction, the United States District Court for the District of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named therein. This exclusive forum provision will apply to state and federal law claims, including claims under the federal securities laws (including actions arising under the Exchange Act or the Securities Act), although our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under federal securities laws. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could rule that these types of provisions to be inapplicable or unenforceable.
Stock Exchange Listing
We do not intend to list our common stock on any national securities exchange or other nationally recognized trading system following the Spin-Off.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock will be Continental Stock Transfer & Trust Company.
Direct Registration System
Our common stock will be registered in book-entry form through the direct registration system. Under this system, ownership of our common stock is reflected in account statements periodically distributed to stockholders by Continental Stock Transfer & Trust Company, our transfer agent, who holds the book-entry shares on behalf of our common stockholders.

SHARES ELIGIBLE FOR FUTURE SALE
There is currently no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the market price of our common stock prevailing from time to time and could impair our ability to raise capital through sales of equity securities.
Sale of Restricted Securities
The shares of our common stock distributed to Adynxx stockholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.
Rule 144
In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of common stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.
Sales under Rule 144 by our affiliates will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.
Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about the Company is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least 90 days and are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.
Shares received by our affiliates in the Distribution or upon exercise of stock options or upon vesting of other equity-linked awards may be “controlled securities” rather than “restricted securities.” “Controlled securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a Registration Statement on Form 10 with the SEC with respect to the shares of our common stock that Adynxx’s stockholders will receive in the Distribution as contemplated by this information statement. This information statement is a part of and does not contain all the information set forth in, the Registration Statement and the other exhibits and schedules to the Registration Statement. For further information with respect to us and our common stock, please refer to the Registration Statement including its other exhibits and schedules. Statements we make in this information statement relating to any contract or other document are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement including its exhibits and schedules at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Information contained on, or hyperlinked from, any website we refer to in this information statement does not and will not constitute a part of this information statement or the Registration Statement on Form 10 of which this information statement is a part.
As a result of the Spin-Off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.
You may request a copy of any of our filings with the SEC at no cost by writing us at the following address:
Before the Spin-Off, at:
Investor Relations
Adynxx, Inc.
100 Pine Street
Suite 500
San Francisco, California 94111
Phone: (415) 512-7740
https://adynxx.com
After the Spin-Off, at:
Investor Relations
AquaMed Technologies, Inc.
2150 Cabot Boulevard West
Suite B
Langhorne, PA 19047
Phone: 215-702-8550
We intend to furnish holders of our common stock with annual reports containing combined financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on by an independent registered public accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Alliqua BioMedical, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of AquaMed Technologies, Inc. (a segment of Alliqua BioMedical, Inc.) (the “Company”), as of December 31, 2018 and 2017, the related statements of operations, changes in parent’s net investment and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2010.
New York, NY
March 11, 2019

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ALLIQUA BIOMEDICAL, INC.)
BALANCE SHEETS
(in thousands)
	December 31, 2018	December 31, 2017
ASSETS:
Current Assets:
Accounts receivable, net	$34	$99
Inventory, net	101	93
Prepaid expenses and other current assets	226	7
Total current assets	361	199
Improvements and equipment, net	200	522
Other assets	178	173
Total assets	$739	$894
LIABILITIES AND PARENT’S NET INVESTMENT
Current Liabilities:
Accounts payable	$157	$63
Accrued expenses and other current liabilities	250	147
Total current liabilities	407	210
Other long-term liabilities	51	59
Total liabilities	458	269
Commitments and Contingencies
Parent’s net investment	281	625
Total Parent’s net investment	281	625
Total liabilities and Parent’s net investment	$739	$894
The accompanying notes are an integral part of these financial statements.

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ALLIQUA BIOMEDICAL, INC.)
STATEMENTS OF OPERATIONS
(in thousands)
	Years Ended December 31,
	2018	2017
Revenue, net of returns, allowances and discounts	$2,213	$1,992
Cost of revenues	1,699	1,845
Gross profit	514	147
Operating expenses
Selling, general and administrative	2,402	1,116
Total operating expenses	2,402	1,116
Loss from operations before tax	(1,888)	(969)
Income tax benefit	—	16
Net loss	$(1,888)	$(953)
The accompanying notes are an integral part of these financial statements.

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ALLIQUA BIOMEDICAL, INC.)
STATEMENTS OF CHANGES IN PARENT’S NET INVESTMENT
(in thousands)
	Years Ended December 31,
	2018	2017
Parent’s net investment, beginning of year	$625	$794
Net Loss	(1,888)	(953)
Advances from Parent	1,544	$784
Parent’s net investment, end of year	$281	$625
The accompanying notes are an integral part of these financial statements.

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ALLIQUA BIOMEDICAL, INC.)
STATEMENTS OF CASH FLOWS
(in thousands)
	Years Ended December 31,
	2018	2017
Operating Activities
Net loss	$(1,888)	$(953)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	322	316
Amortization of deferred lease incentive	(8)	(8)
Deferred income tax expense	—	(16)
Provision for doubtful accounts	(1)	2
Provision for excess and slow moving inventory	(5)	5
Changes in operating assets and liabilities:
Accounts receivable	66	(27)
Inventory	(3)	60
Prepaid expenses and other assets	(224)	18
Accounts payable	94	(84)
Accrued expenses and other liabilities	103	(90)
Net Cash Used in Operating Activities	(1,544)	(777)
Investing Activities
Purchase of improvements and equipment	—	(7)
Net Cash Used in Investing Activities	—	(7)
Financing Activities
Advances from parent	1,544	784
Net Cash Provided by Financing Activities	1,544	784
Net Increase (Decrease) in Cash and Cash Equivalents	—	—
Cash and Cash Equivalents – Beginning of year	—	—
Cash and Cash Equivalents – End of year	$—	$—
Supplemental Disclosure of Cash Flows Information
Cash paid during the year for:
Interest	$—	$—
Taxes	—	—
The accompanying notes are an integral part of these financial statements.

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ALLIQUA BIOMEDICAL, INC.)

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2018 AND 2017
1.
Description of Business and Basis of Presentation

AquaMed Technologies, Inc. (“AquaMed” or the “Company”) manufactures high water content, electron beam cross-linked, aqueous polymer hydrogels, or gels, used for wound care, medical diagnostics, transdermal drug delivery and cosmetics. The Company specializes in custom gels by capitalizing on proprietary manufacturing technologies. The Company has, historically, served as a contract manufacturer, supplying its gels to third parties who incorporate them into their own products.
Recent Developments
On November 27, 2018, AquaMed, a wholly-owned subsidiary of Alliqua BioMedical, Inc. (“Alliqua” or the “Parent”), AQ TOP, LLC, a Delaware limited liability company and a wholly-owned subsidiary of AquaMed (“Merger Sub”), and TO Pharmaceuticals, LLC, a Delaware limited liability company (“TOP”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into TOP, with TOP becoming a wholly-owned subsidiary of the AquaMed and the surviving company of the merger (the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free contribution under the provisions of Section 351(a) of the Internal Revenue Code of 1986, as amended.
The Merger will occur after the consummation by Alliqua of the following steps:
(1)
Pursuant to an Asset Contribution and Separation Agreement to be entered into by and between Alliqua and AquaMed (the “Separation Agreement”) prior to consummation of the Merger, Alliqua will transfer certain assets and liabilities utilized primarily in connection with its custom hydrogels contract manufacturing business to AquaMed (the “Separation”),

(2)
AquaMed will issue a to be determined number of shares of common stock to Alliqua in consideration of the contribution of assets pursuant to the Separation Agreement (the “Distribution Consideration”),

(3)
Alliqua will distribute to its stockholders all of the issued and outstanding shares of common stock, par value $0.001 per share, of AquaMed by way of a pro rata dividend (the “Distribution”),

(4)
Alliqua will consummate the previously announced reverse merger transaction with Adynxx, Inc. (“Adynxx”), pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of October 11, 2018, by and among Alliqua, Embark Merger Sub, Inc. and Adynxx, and

(5)
Effective post-Merger and share distribution, the merged entity will issue 4.99% of its outstanding shares to a third party for consulting services related to the business combination.

At the effective time of the Merger, all of the outstanding membership units of TOP will be converted into the right to receive, in the aggregate, merger consideration consisting of shares of AquaMed common stock. Immediately after the effective time of the Merger and consummation of the Private Placement (as defined below), before giving effect to any fees payable in equity to financial advisors or other intermediaries, the current members of TOP and the third-party investors that participate in the Private Placement are expected to hold approximately 90% of the total number of shares of AquaMed common stock outstanding (on a fully diluted basis).
The consummation of the Merger is subject to certain customary and other conditions, including (i) the completion of the Separation and the Distribution, (ii) the effectiveness of the registration statement on Form S-1 filed with the SEC with respect to, and the approval for listing on the NASDAQ Capital Market of, the shares of AquaMed common stock to be issued in the Distribution and the Merger, (iii) receipt of binding commitments from third-party investors to consummate a private placement of AquaMed’s common stock in a minimum aggregate amount of  $10 million immediately prior to the effective time of

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ALLIQUA BIOMEDICAL, INC.)

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2018 AND 2017

1.
Description of Business and Basis of Presentation – (continued)

the Merger (the “Private Placement”) (iv) the accuracy of the parties’ representations and warranties and the performance of their respective covenants contained in the Merger Agreement, and (v) receipt of an independent third-party valuation of the AquaMed common stock to be issued in the Distribution.
The Merger Agreement contains customary and other representations, warranties and covenants, including a covenant for AquaMed to use (i) commercially reasonable efforts to consummate and make effective the Separation and payment of the Distribution Consideration contemplated by the Distribution Agreement in accordance with its terms and (ii) reasonable best efforts to consummate the Private Placement.
Basis of Presentation
The Company is being presented as a carve out of the Contract Manufacturing segment of Alliqua, which includes AquaMed and certain other accounts of Alliqua and collectively presents the Company on a standalone basis.
Management believes the assumptions underlying the Company’s standalone financial statements are reasonable. Nevertheless, the financial statements may not include all of the actual expenses that would have been incurred had the Company operated as a standalone company during the periods presented, and may not reflect the Company’s results of operations, financial position and cash flows had the Company operated as a standalone company during the periods presented. Actual costs that would have been incurred if the Company had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas.
Alliqua used a centralized approach to cash management and financing its operations, including the operations of the Company. Accordingly, none of the cash and cash equivalents of Alliqua have been allocated to the Company in the financial statements. Transactions between Alliqua and the Company are accounted for through Parent’s Net Investment.
Significant Accounting Policies and Estimates
Use of Estimates in the Financial Statements
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions include valuing the allowance for doubtful accounts, inventory reserves, deferred taxes and related valuation allowances, and the fair values of long-lived assets. Actual results could differ from the estimates.
Trade Accounts Receivable
Trade accounts receivable are stated at the amount the Company expects to collect and do not bear interest. The Company evaluates the collectability of accounts receivable based on a combination of factors. In circumstances where a specific customer is unable to meet its financial obligations to the Company, a provision to the allowances for doubtful accounts is recorded against amounts due to reduce the net recognized receivable to the amount that is reasonably expected to be collected. For all other customers, a provision to the allowances for doubtful accounts is recorded based on factors including the length of time the receivables are past due, the current business environment and the Company’s historical experience. Provisions to the allowances for doubtful accounts are recorded to selling, general and administrative expenses. Account balances are charged off against the allowance when it is probable that the receivable will not be recovered. The allowance for doubtful accounts was nominal as of December 31, 2018 and $2,000 as of December 31, 2017.

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ALLIQUA BIOMEDICAL, INC.)

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2018 AND 2017

1.
Description of Business and Basis of Presentation – (continued)

Inventory
Inventory is stated at the lower of cost, the value determined by the first-in, first-out method, or net realizable value. At each balance sheet date, the Company evaluates inventories for excess quantities, obsolescence or shelf life expiration. This evaluation includes analysis of historical sales levels by product, projections of future demand, the risk of technological or competitive obsolescence for products, general market conditions, and a review of the shelf life expiration dates for products. To the extent that management determines there are excess or obsolete inventory or quantities with a shelf life that is too near its expiration for the Company to reasonably expect that it can sell those products prior to their expiration, the Company adjusts the carrying value to estimated net realizable value.
Improvements and Equipment
Improvements and equipment are recorded at cost. Depreciation of equipment is computed utilizing the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is computed utilizing the straight-line method over the lesser of the lease term or the estimated useful life. Repairs and maintenance costs are expensed as incurred. The cost of major additions and improvements is capitalized, while maintenance and repair costs that do not improve or extend the lives of the respective assets are charged to operations as incurred.
Cost of Goods Sold and Selling, General and Administrative Expenses
Costs associated with the production and procurement of product are included in cost of goods sold, including shipping and handling costs such as inbound freight costs, purchasing and receiving costs, inspection costs and other product procurement related charges. All other expenses are included in selling, general and administrative expenses, as the predominant expenses associated therewith are general and administrative in nature.
Shipping and Handling
Amounts billed to customers for shipping and handling are included in revenues. The related shipping and freight charges incurred by the Company are included in cost of goods sold and were not material for either the years ended December 31, 2018 or 2017.
Income Taxes
Income taxes are accounted for under the asset and liability method as if the Company were a separate taxpayer during the period that its operations were included as part of a federal consolidated tax return filing group with its parent company. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts and their respective tax bases of assets and liabilities and the expected benefits of net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period enacted. A valuation allowance is provided when it is more likely than not that a portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible.

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ALLIQUA BIOMEDICAL, INC.)

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2018 AND 2017

1.
Description of Business and Basis of Presentation – (continued)

The Company adopted the provisions of Accounting Standards Codification Topic 740 (“ASC 740”) related to the accounting for uncertainty in income taxes recognized in an enterprise’s consolidated financial statements. ASC 740 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.
The benefit of tax positions taken or expected to be taken in the Company’s income tax returns are recognized in the financial statements if such positions are more likely than not of being sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized (or amount of net operating loss carryover or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740. Interest costs and related penalties related to unrecognized tax benefits are required to be calculated, if applicable. The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as selling, general and administrative expenses. No interest or penalties were recorded during the years ended December 31, 2018 and 2017. As of December 31, 2018, and December 31, 2017, no liability for unrecognized tax benefits was required to be reported. The Company does not expect any significant changes in its unrecognized tax benefits in the next year.
Under the separate entity method, the Company is assumed to file a separate return with the taxing authority, thereby reporting its taxable income or loss and paying the applicable tax to or receiving the appropriate refund from its parent. However, since there is no tax-sharing agreement in place between the Company and its parent, any taxes payable or receivable on current taxable income or loss at the end of each reporting date is treated as a capital contribution or dividend.
Parent’s Net Investment
The Company’s equity on the Balance Sheet represents Alliqua’s net investment in the Company’s business and is presented as “Parent’s Net Investment” in lieu of stockholder’s equity. The Statement of Changes in Parent’s Net Investment includes net cash transfers between Alliqua and the Company. Alliqua performs cash management and other treasury-related functions on a centralized basis for all of its divisions, which includes the Company. Liabilities recorded by Alliqua, whose related expenses have been pushed down to the Company, are included in the Parent’s Net Investment.
All transactions reflected in the Parent’s Net Investment in the accompanying Balance Sheets have been considered cash receipts and payments for purposes of the Statements of Cash Flows and are reflected in the financing activities in the accompanying Statements of Cash Flows.
Earnings per share data has not been presented in the accompanying Financial Statements because the Company did not operate as a separate legal entity with its own capital structure during the periods presented.
Subsequent Events
The Company evaluates events and/or transactions occurring after the balance sheet date and before the issue date of the carve-out financial statements to determine if any of those events and/or transactions requires adjustment to or disclosure in the carve-out financial statements.
Recent Accounting Principles
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842).” ASU 2016-02 requires that a lessee recognize the assets and

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ALLIQUA BIOMEDICAL, INC.)

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2018 AND 2017

1.
Description of Business and Basis of Presentation – (continued)

liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. This amendment will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The FASB issued ASU No. 2018-10 “Codification Improvements to Topic 842, Leases” and ASU No. 2018-11 “Leases (Topic 842) Targeted Improvements” in July 2018, and ASU No. 2018-20 “Leases (Topic 842) — Narrow Scope Improvements for Lessors” in December 2018. ASU 2018-10 and ASU 2018-20 provide certain amendments that affect narrow aspects of the guidance issued in ASU 2016-02. ASU 2018-11 allows all entities adopting ASU 2016-02 to choose an additional (and optional) transition method of adoption, under which an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company expects to adopt ASU 2016-02 effective January 1, 2019 upon adoption of Topic 842, the Company expects recognition of additional assets and corresponding liabilities pertaining to its operating leases on its balance sheets. The Company does not expect the adoption of the new standard to have a significant impact on its statements of operations and cash flows.
In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement”. The amendments in this update is to improve the effectiveness of disclosures in the notes to the financial statements by facilitating clear communication of the information required by GAAP that is most important to users of each entity’s financial statements. The amendments in this update apply to all entities that are required, under existing GAAP, to make disclosures about recurring or nonrecurring fair value measurements. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The Company does not expect that this guidance will have a material impact on its consolidated financial statements.
In June 2018, the FASB issued ASU 2018-07, “Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting”. The amendments in this update is to maintain or improve the usefulness of the information provided to the users of financial statements while reducing cost and complexity in financial reporting. The areas for simplification in this Update involve several aspects of the accounting for nonemployee share-based payment transactions resulting from expanding the scope of Topic 718, to include share-based payment transactions for acquiring goods and services from nonemployees. Some of the areas for simplification apply only to nonpublic entities. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company does not expect that this guidance will have a material impact on its consolidated financial statements.
On December 22, 2017 the U.S. government enacted significant changes to federal tax law following the passage of the Tax Cuts and Jobs Act (“the Act”). Following the enactment of the Act, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118”). The Company follows the guidance in SAB 118, which provides additional clarification regarding the application of US GAAP in situations where the Company does not have the necessary information available, prepared, or analyzed in reasonable detail to complete the accounting for certain income tax effects of the Act for the reporting period in which the Act was enacted. SAB 118 provides for a measurement period beginning in the reporting period that includes the Act’s enactment date and ending

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ALLIQUA BIOMEDICAL, INC.)

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2018 AND 2017

1.
Description of Business and Basis of Presentation – (continued)

when the Company has obtained, prepared, and analyzed the information needed in order to complete the accounting requirements but in no circumstances should the measurement period extend beyond one year from the enactment date. During the quarter ended December 31, 2018, the Company completed the accounting for the income tax effects of the Act, which resulted in an immaterial change in the net deferred tax asset, before valuation allowance, as of the enactment date. These impacts are disclosed in “Note 8 — Income Taxes” in the Notes accompanying the audited Financial Statements.
In May 2014 the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), in August 2015 the FASB issued ASU No. 2015-14, Deferral of the Effective Date, in March 2016 the FASB issued ASU No. 2016-08, Principal Versus Agent Considerations (Reporting Revenue Gross Versus Net), in April 2016, the FASB issued ASU No. 2016-10, Identifying Performance Obligations and Licensing, in May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606) — Narrow Scope Improvements and Practical Expedients, in December 2016 the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Update 2014-09, Revenue from Contracts with Customers, in September 2017 the FASB issued ASU No. 2017-13 Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments, and in November 2017 the FASB issued and made effective ASU 2017-14, Income Statement — Reporting Comprehensive Income (Topic 220), Revenue Recognition (Topic 605), and Revenue from Contracts with Customers (Topic 606). These standards and their effect on the Company’s financial statements and related disclosures are discussed below under Revenue Recognition.
Carve-Out Assumptions and Allocations
The expenses of AquaMed for the years ended December 31, 2018 and 2017, including executive compensation, have been allocated by management between AquaMed and Alliqua, based either on specific attribution of those expenses or, where necessary and appropriate, based on management’s best estimate of an appropriate proportional allocation.
The following expenses included in the accounting records of AquaMed have been attributed by management to the operations being retained by AquaMed, accordingly:
	Year Ended December 31,
	2018	2017
Selling, general and administrative expenses
Compensation and benefits	$464	$184
Stock-based compensation	173	198
Other expenses and professional fees	1,765	734
Total selling, general and administrative expenses	$2,402	$1,116
Revenue Recognition
On January 1, 2018, the Company adopted Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ALLIQUA BIOMEDICAL, INC.)

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2018 AND 2017

1.
Description of Business and Basis of Presentation – (continued)

existing accounting principles generally accepted in the United States of America (“U.S. GAAP”) including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.
The Company adopted ASC 606 for all applicable contracts using the modified retrospective method, which would have required a cumulative-effect adjustment, if any, as of the date of adoption. The adoption of ASC 606 did not have a material impact on the Company’s financial statements as of the date of adoption. As a result, a cumulative-effect adjustment was not required.
The Company recognizes revenue predominately from one type of revenue, contract manufacturing. Revenue from contract manufacturing is recognized at the point where the customer obtains control of the goods and the Company satisfies its performance obligation, which generally is at the time it ships the product to the customer. To achieve this core principle, the Company applies the following five steps:
Step 1 — Identify the Contract with the Customer — A contract exists when (a) the parties to the contract have approved the contract and are committed to perform their respective obligations, (b) the entity can identify each party’s rights regarding the goods or services to be transferred, (c) the entity can identify the payment terms for the goods or services to be transferred, (d) the contract has commercial substance and it is probable that the entity will collect substantially all of the consideration to which it will be entitled in exchange for the goods or services that will be transferred to the customer.
Step 2 — Identify Performance Obligations in the Contract — Upon execution of a contract, the Company identifies as performance obligations each promise to transfer to the customer either (a) goods or services that are distinct or (b) a series of distinct goods or services that are substantially the same and have the same pattern of transfer to the customer. To the extent a contract includes multiple promised goods or services, the Company must apply judgement to determine whether the goods or services are capable of being distinct within the context of the contract. If these criteria are not met, the goods or services are accounted for as a combined performance obligation.
Step 3 — Determine the Transaction Price — The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring products or services to the customer. Generally, all contracts include fixed consideration. If a contract did include variable consideration, the Company would determine the amount of variable consideration that should be included in the transaction price based on expected value method. Variable consideration would be included in the transaction price, if in the Company’s judgement, it is probable that a significant future reversal of cumulative revenue under the contract would not occur.
Step 4 — Allocate the Transaction Price — After the transaction price has been determined, the next step is to allocate the transaction price to each performance obligation in the contract. If the contract only has one performance obligation, the entire transaction price will be applied to that obligation. If the contract has multiple performance obligations, the transaction price is allocated to the performance obligations based on the relative standalone selling price (SSP) at contract inception.
Step 5 — Satisfaction of the Performance Obligations (and Recognize Revenue) — When the customer obtains control of the asset (or the services are rendered), the Company recognizes revenue. At contract inception, the Company determines if each performance obligation is satisfied at a point in time or over time. Revenue from contract manufacturing is recognized at the point where the customer obtains control of the goods and the Company satisfies its performance obligation, which generally is at the time it ships the product to the customer.

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ALLIQUA BIOMEDICAL, INC.)

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2018 AND 2017

1.
Description of Business and Basis of Presentation – (continued)

Disaggregation of Revenue
The Company recognizes revenue from contract manufacturing. Revenue from contract manufacturing is recognized at the point where the customer obtains control of the goods and the Company satisfies its performance obligation, which generally is at the time it ships the product to the customer.
As of December 31, 2018, or December 31, 2017, the Company did not have any contract assets or contract liabilities from contracts with customers. During the years ended December 31, 2018 and 2017, there was no revenue recognized from performance obligations satisfied (or partially satisfied) in previous periods. As of December 31, 2018, there were no remaining performance obligations that the Company had not satisfied.
2.
Going Concern

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.
The Company has experienced recurring losses since its merger with Alliqua BioMedical, Inc. in 2010. As of December 31, 2018, the Company had a $0 cash balance. For the years ended December 31, 2018 and 2017, the Company incurred net losses of  $1.9 million and $1.0 million, respectively. These factors raise substantial doubt as to the Company’s ability to continue as a going concern within one year from the date these financial statements are issued.
The Company expects to continue incurring losses for the foreseeable future and will need to raise additional capital to support ongoing operations.
Management is evaluating all options to raise sufficient funds to fund the Company’s working capital requirements through equity offerings. There can be no assurances, however, that management will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtained on terms satisfactory to the Company. The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital and achieve profitable operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and liabilities that might be necessary should the Company be unable to continue as a going concern.
3.
Inventory

Inventory consists of the following (in thousands):
	December 31, 2018	December 31, 2017
Raw materials	$101	$98
Less: Inventory reserve for excess and slow moving inventory	—	(5)
Total	$101	$93

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ALLIQUA BIOMEDICAL, INC.)

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2018 AND 2017

4.
Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):
	December 31, 2018	December 31, 2017
Salaries, benefits and incentive compensation	$108	$92
Professional fees	95	28
Other	47	27
Total accrued expenses and other current liabilities	$250	$147
5.
Operating Leases

The Company leases one commercial manufacturing facility through an operating lease agreement for this facility located in Langhorne, Pennsylvania, through 2026. Tenant improvements are included in leasehold improvements on the balance sheet.
Future minimum lease payments, excluding expense reimbursements, under noncancelable operating leases at December 31, 2018 are as follows (in thousands):
2019	207
2020	207
2021	207
2022	207
2023	207
Thereafter	434
Total	$1,469
6.
Concentration of Risk

Revenue for the years ended December 31, 2018 and 2017, and accounts receivable as of December 31, 2018 and 2017 from the Company’s largest customers, were as follows:
	% of Total Revenue		Accounts Receivable	Accounts Receivable
Customer	2018	2017	December 31, 2018	December 31, 2017
A	63%	65%	0%	100%
B	14%	16%	0%	0%

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ALLIQUA BIOMEDICAL, INC.)

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2018 AND 2017

7.
Improvements and Equipment, net

Improvements and equipment consist of the following (in thousands):
	Useful Life (Years)	December 31,
		2018	2017
Machinery and equipment	3 – 10	$2,893	$2,893
Office furniture and equipment	3 – 10	49	56
Leasehold improvements	(A)	228	228
		3,170	3,177
Less: Accumulated depreciation and amortization		(2,970)	(2,655)
Improvements and equipment, net		$200	$522

(A)
Leasehold improvements are amortized over the shorter of the remaining lease term or estimated useful life.

Depreciation and Amortization expense was $315,000 and $316,000 for the years ended December 31, 2018 and 2017, respectively.
8.
Income Taxes

The Company files corporate income tax returns in U.S. federal, state and local jurisdictions, including Pennsylvania, and has tax returns subject to examination by tax authorities generally beginning in the year ended December 31, 2015 and through December 31, 2018. However, to the extent we utilize our net operating loss (“NOL”) carryforwards in the future, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service or state tax authorities of the future period tax return in which the attribute is utilized.
The income tax (benefit) provision consists of the following:
	For The Years Ended December 31,
	2018	2017
Federal:
Current	$—	$—
Deferred	—	(13)
State and local:
Current	—	—
Deferred	—	(3)
Income tax provision	$—	$(16)

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ALLIQUA BIOMEDICAL, INC.)

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2018 AND 2017

8.
Income Taxes – (continued)

For the years ended December 31, 2018 and 2017, the expected tax benefit based on the statutory rate reconciled with the actual benefit is as follows:
	For The Years Ended December 31,
	2018	2017
U.S. federal statutory rate	21.0%	34.0%
State tax rate, net of federal benefit	1.1%	0.1%
Permanent differences
— Change in fair value of warrant liability	0.0%	0.0%
— Change in fair value of contingent consideration	0.0%	0.0%
— Intangible impairment	0.0%	0.0%
— Other	0.0%	0.0%
State tax change	4.2%	0.0%
Tax Reform – Federal Rate Change	0.0%	(139.1)%
Tax Reform – Change in valuation allowance	0.0%	139.1%
Change in valuation allowance	(26.3)%	(32.4)%
Income tax provision	0.0%	1.7%
For the years ended December 31, 2018 and 2017, differences between the expected tax expense based on the federal statutory rate and the actual tax expense is primarily attributable to losses for which no benefit is recognized.
The United States enacted the Tax Cuts and Jobs Act (“Act”) on December 22, 2017, most provisions of which took effect in years beginning after December 31, 2017. The Act made substantial changes to U.S. taxation of corporations, including a reduction in the U.S. federal corporate income tax rate from 34% to 21% and changes to limitations on the deductibility of executive compensation. The effect on deferred tax assets and liabilities of a change in law or tax rates is recognized in income in the period that includes the enactment date.
After the enactment of the Act, the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. In our financial statements for the period ended December 31, 2017, we calculated an estimate of the impact of the Act related to the remeasurement of our net U.S. deferred tax asset due to the change in U.S. federal corporate income tax rate. The provisional amount recorded was deferred tax expense of  $1.3 million, but which was fully and equally offset by a deferred tax benefit related to a corresponding reduction in our valuation allowance. During the quarter ended December 31, 2018, the Company completed the accounting for the income tax effects of the Act, which resulted in an immaterial change in the net deferred tax asset, before valuation allowance, as of the enactment date.

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ALLIQUA BIOMEDICAL, INC.)

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2018 AND 2017

8.
Income Taxes – (continued)

As of December 31, 2018 and 2017, the Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following:
	As of December 31,
	2018	2017
Deferred tax assets:
Net operating loss carryforwards	$3,110	$2,752
Intangible Assets	28	233
Goodwill and Tradename	—	29
Accruals	12	21
Other	18	2
Total deferred tax assets	3,168	3,037
Valuation allowance	(3,151)	(2,957)
Deferred tax assets, net of valuation allowance	$17	$80
Deferred tax liabilities:
Property and equipment	(17)	(80)
Intangible assets	—	—
Goodwill and Trade Name	—	—
Total deferred tax liabilities	(17)	(80)
Net deferred tax liabilities	$—	$—
The deferred tax assets associated with net operating losses included in the table above reflect proforma net operating losses as if the Company were a separate taxpayer during the periods presented. The corporate income tax returns of the subsidiary which owns the contract manufacturing assets, for years ended December 31, 2018 and 2017, reported approximately $7.8 million and $8.2 million of federal NOL carryovers, respectively, which substantially begin to expire in 2028 and through 2035. Similarly, the subsidiary’s Pennsylvania state returns reported state NOL carryovers of approximately $7.7 million and $7.7 million, as of December 31, 2018 and December 31, 2017, respectively. However, these loss carryforwards on a separate company basis may be subject to limitations on the amounts that may be utilized pursuant to Internal Revenue Code section 382 and applicable state law. The Company will need to determine the amounts that may be utilized on a separate company basis in the future as necessary.
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of the deferred tax assets is dependent upon the future generation of taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the evidence, both positive and negative, management has recorded a full valuation allowance against net deferred tax assets at December 31, 2018 and December 31, 2017 because management has determined that it is more likely than not that these deferred tax assets will not be realized. The valuation allowance increased by $0.2 million and decreased by $1.1 million during the years ended

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ALLIQUA BIOMEDICAL, INC.)

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED DECEMBER 31, 2018 AND 2017

8.
Income Taxes – (continued)

December 31, 2018 and December 31, 2017, respectively. The increase in tax year ended December 31, 2018 is primarily related to the increase in net operating losses. The decrease in tax year ended December 31, 2017 is primarily related to the decrease in the corporate tax rate from 34% to 21% due to the enactment of the Act.
10.
Subsequent Event

On January 9, 2019, the Company filed an S-1 statement with the Securities and Exchange Commission regarding the proposed merger with TO Pharmaceuticals, LLC.

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ADYNXX, INC.)

CONDENSED BALANCE SHEETS
(in thousands)
	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS:
Current Assets:
Accounts receivable, net	$50	$34
Inventory, net	110	101
Prepaid expenses and other current assets	183	226
Total current assets	343	361
Improvements and equipment, net	166	200
Operating lease – right use of asset	1,001	—
Other assets	178	178
Total assets	$1,688	$739
LIABILITIES AND PARENT’S NET INVESTMENT
Current Liabilities:
Accounts payable	$287	$157
Accrued expenses and other current liabilities	175	250
Total current liabilities	462	407
Operating lease liability – right use of asset	1,001	—
Other long-term liabilities	—	51
Total liabilities	1,463	458
Commitments and Contingencies
Parent’s net investment	225	281
Total Parent’s net investment	225	281
Total liabilities and Parent’s net investment	$1,688	$739
The accompanying notes are an integral part of these financial statements.

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ADYNXX, INC.)

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands)
	Three Months Ended March 31,
	2019	2018
Revenue, net of returns, allowances and discounts	$129	$540
Cost of revenues	237	414
Gross (loss) profit	(108)	126
Operating expenses
Selling, general and administrative	504	495
Total operating expenses	504	495
Loss from operations	(612)	(369)
Loss from operations before tax	(612)	(369)
Income tax benefit	—	—
Net loss	$(612)	$(369)
The accompanying notes are an integral part of these financial statements.

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ADYNXX, INC.)

CONDENSED STATEMENTS OF CHANGES IN PARENT’S NET INVESTMENT
(Unaudited)
(in thousands)
	Three Months Ended March 31,
	2019	2018
Parent’s net investment, beginning of period	$281	$625
Net Loss	(612)	(369)
Advances from Parent	556	563
Parent’s net investment, end of period	$225	$819
The accompanying notes are an integral part of these financial statements.

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ADYNXX, INC.)

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)
	Three Months Ended March 31,
	2019	2018
Operating Activities
Net loss	$(612)	$(369)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	34	75
Changes in operating assets and liabilities:
Accounts receivable	(16)	(297)
Inventory	(9)	(154)
Prepaid expenses and other assets	43	(5)
Accounts payable	130	90
Accrued expenses and other liabilities	(126)	97
Net Cash Used in Operating Activities	(556)	(563)
Investing Activities
Purchase of improvements and equipment	—	—
Net Cash Used in Investing Activities	—	—
Financing Activities
Advances from parent	556	563
Net Cash Provided by Financing Activities	556	563
Net Increase (Decrease) in Cash and Cash Equivalents	—	—
Cash and Cash Equivalents – Beginning of period	—	—
Cash and Cash Equivalents – End of period	$—	$—
Supplemental Disclosure of Cash Flows Information
Cash paid during the period for:
Interest	$—	$—
Taxes	—	—
The accompanying notes are an integral part of these financial statements.

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ADYNXX, INC.)

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018
1.
Description of Business and Basis of Presentation

AquaMed Technologies, Inc. (“AquaMed” or the “Company”) manufactures high water content, electron beam cross-linked, aqueous polymer hydrogels, or gels, used for wound care, medical diagnostics, transdermal drug delivery and cosmetics. The Company specializes in custom gels by capitalizing on proprietary manufacturing technologies. The Company has, historically, served as a contract manufacturer, supplying its gels to third parties who incorporate them into their own products.
Basis of Presentation
The Company is being presented as a carve out of the Contract Manufacturing segment of Adynxx, Inc. (formerly known as Alliqua BioMedical, Inc.) which includes AquaMed and certain other accounts of Adynxx and collectively presents the Company on a standalone basis.
Management believes the assumptions underlying the Company’s standalone financial statements are reasonable. Nevertheless, the financial statements may not include all of the actual expenses that would have been incurred had the Company operated as a standalone company during the periods presented, and may not reflect the Company’s results of operations, financial position and cash flows had the Company operated as a standalone company during the periods presented. Actual costs that would have been incurred if the Company had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas.
Adynxx used a centralized approach to cash management and financing its operations, including the operations of the Company. Accordingly, none of the cash and cash equivalents of Adynxx have been allocated to the Company in the financial statements. Transactions between Adynxx and the Company are accounted for through Parent’s Net Investment.
The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These interim unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes for the years ended December 31, 2018 and 2017 included elsewhere herein.
Significant Accounting Policies and Estimates
The Company’s significant accounting policies are disclosed in Note 1 in the Company’s audited financial statements and notes for the years ended December 31, 2018 and 2017 included elsewhere herein. There have been no material changes to the Company’s significant accounting policies, except those noted below. The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed financial statements and accompanying notes. These estimates and assumptions include valuing the allowance for doubtful accounts, inventory reserves, deferred taxes and related valuation allowances, and the fair values of long-lived assets. Actual results could differ from the estimates.
In February 2016, the FASB issued a new standard related to leases to increase transparency and comparability among organizations by requiring the recognition of operating lease right-of-use (“ROU”) assets and lease liabilities on the balance sheet. Most prominent among the changes in the standard is the recognition of ROU assets and lease liabilities by lessees for those leases classified as operating leases. Under the standard, disclosures are required to meet the objective of enabling users of financial statements

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ADYNXX, INC.)

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

1.
Description of Business and Basis of Presentation – (continued)

to assess the amount, timing, and uncertainty of cash flows arising from leases. The Company is also required to recognize and measure new leases at the adoption date and recognize a cumulative-effect adjustment in the period of adoption using a modified retrospective approach, with certain practical expedients available.
The Company adopted Accounting Standards Codification (“ASC”) 842, “Leases” (“ASC 842”) effective January 1, 2019 and elected to apply the available practical expedients and implemented internal controls and key system functionality to enable the preparation of financial information on adoption. ASC 842 requires the Company to make significant judgments and estimates. As a result, the Company implemented changes to our internal controls related to lease evaluation for the three months ended March 31, 2019. These changes include updated accounting policies affected by ASC 842 as well as redesigned internal controls over financial reporting related to ASC 842 implementation. Additionally, the Company has expanded data gathering procedures to comply with the additional disclosure requirements and ongoing contract review requirements. The standard had an impact on the Company’s condensed balance sheets but did not have an impact on the Company’s condensed statements of operations or condensed statements of cash flows upon adoption. The most significant impact was the recognition of ROU assets and lease liabilities for operating leases, while the Company’s accounting for finance leases remained substantially unchanged. The adoption of ASC 842 did not have a material impact in the current year and prior year comparative periods and as a result, a cumulative-effect adjustment was not required.
Parent’s Net Investment
The Company’s equity on the Balance Sheet represents Adynxx’s net investment in the Company’s business and is presented as “Parent’s Net Investment” in lieu of stockholder’s equity. The Statement of Changes in Parent’s Net Investment includes net cash transfers between Adynxx and the Company. Adynxx performs cash management and other treasury-related functions on a centralized basis for all of its divisions, which includes the Company. Liabilities recorded by Adynxx, whose related expenses have been pushed down to the Company, are included in the Parent’s Net Investment.
All transactions reflected in the Parent’s Net Investment in the accompanying Balance Sheets have been considered cash receipts and payments for purposes of the Statements of Cash Flows and are reflected in the financing activities in the accompanying Statements of Cash Flows.
Earnings per share data has not been presented in the accompanying Financial Statements because the Company did not operate as a separate legal entity with its own capital structure during the periods presented.
Disaggregation of Revenue
The Company recognizes revenue predominately from contract manufacturing. Revenue contract manufacturing is recognized at the point where the customer obtains control of the goods and the Company satisfies its performance obligation, which generally is at the time it ships the product to the customer.
As of March 31, 2019, or December 31, 2018, the Company did not have any contract assets or contract liabilities from contracts with customers. During the three months ended March 31, 2019 and 2018, there was no revenue recognized from performance obligations satisfied (or partially satisfied) in previous periods. As of March 31, 2019, there were no remaining performance obligations that the Company had not satisfied.

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ADYNXX, INC.)

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

1.
Description of Business and Basis of Presentation – (continued)

Subsequent Events
The Company evaluates events and/or transactions occurring after the balance sheet date and before the issue date of the carve-out financial statements to determine if any of those events and/or transactions requires adjustment to or disclosure in the carve-out financial statements.
2.
Carve-Out Assumptions and Allocations

The expenses of AquaMed for the three months ended March 31, 2019 and 2018, including executive compensation, have been allocated by management between AquaMed and Adynxx, based either on specific attribution of those expenses or, where necessary and appropriate, based on management’s best estimate of an appropriate proportional allocation.
The following expenses included in the accounting records of AquaMed have been attributed by management to the operations being retained by AquaMed, accordingly (in thousands):
	Three Months Ended March 31,
	2019	2018
Selling, general and administrative expenses
Compensation and benefits	$126	$130
Other expenses and professional fees	378	365
Total selling, general and administrative expenses	$504	$495
3.
Going Concern

The Company’s financial statements are prepared in using GAAP applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.
As of March 31, 2019, the Company had a $0 cash balance. For the three months ended March 31, 2019 and 2018, the Company incurred net losses of  $0.6 million and $0.4 million, respectively. These factors raise substantial doubt as to the Company’s ability to continue as a going concern within one year from the date these financial statements are issued.
The Company expects to continue incurring losses for the foreseeable future and will need to raise additional capital to support ongoing operations.
Management is evaluating all options to raise sufficient funds to fund the Company’s working capital requirements through equity offerings. There can be no assurances, however, that management will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtained on terms satisfactory to the Company. The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital and achieve profitable operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ADYNXX, INC.)

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

4.
Leases

The Company leases one commercial manufacturing facility through an operating lease agreement for this facility located in Langhorne, Pennsylvania, through 2026. Tenant improvements are also included in leasehold improvements on the balance sheet.
Future minimum lease payments, excluding expense reimbursements, under noncancelable operating leases at March 31, 2019 are as follows (in thousands):
2019	156
2020	207
2021	207
2022	207
2023	207
Thereafter	433
Total future minimum lease payments	$1,417
Lease: imputed interest	(416)
Total	$1,001
As of March 31, 2019, $1.001 million represents the commercial manufacturing facility located in Langhorne, Pennsylvania.
Total operating lease expenses for the three months ended March 31, 2019 was $0.052 million and is recorded in cost of goods sold and other operating expenses on the condensed statements of operations. Total rent expense for the three months ended March 31, 2018 was $0.054 million and is recorded in other operating expenses on the condensed statements of operations.
As of March 31, 2019, the Company had no leases that were classified as a financing lease. As of March 31, 2019, the Company did not have additional operating and financing leases that have not yet commenced.
Supplemental cash flows information related to leases was as follows:
Three Months Ended March 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$51,851
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$1,001,360
Weighted Average Remaining Lease Term
Operating leases	3.9 years
Weighted Average Discount Rate
Operating leases	11.0%

AQUAMED TECHNOLOGIES, INC.
(A SEGMENT OF ADYNXX, INC.)

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

5.
Concentration of Risk

Revenue for the three months ended March 31, 2019 and 2018, and accounts receivable as of March 31, 2019 from the Company’s largest customer, was as follows:
	% of Total Revenue		Accounts Receivable
Customer	2019	2018	March 31, 2019
A	70%	55%	42%
B	14%	11%	20%
6.
Subsequent Events

Terminated TOP Merger Agreement
On November 27, 2018, the Company entered into an Agreement and Plan of Merger with AQ TOP, LLC, a wholly owed subsidiary of the Company (“Merger Sub”), and TO Pharmaceuticals LLC (“TOP”), pursuant to which TOP would have merged with and into Merger Sub, with TOP surviving as a wholly owned subsidiary of the Company (the “TOP Merger Agreement”). On June 11, 2019, the TOP Merger Agreement was terminated.
Management has evaluated subsequent events or transactions occurring through the date the condensed financial statements were issued and determined that no other events or transactions are required to be disclosed herein.